Exhibit 10.1

PURCHASE AGREEMENT

By and among

KILDARE ACQUISITIONS US, LLC

and

RVT PR MEZZ BORROWER 1 LLC

and

RETAIL VALUE INC.

Dated as of June 30, 2021

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made by and among, RVT PR MEZZ BORROWER 1 LLC, a Delaware limited liability company (“RVT PR”), and RETAIL VALUE INC., an Ohio corporation (“RVI”, and together with RVT PR, collectively “Seller”), and KILDARE ACQUISITIONS US, LLC, a Delaware limited liability company, and/or its permitted assigns (“Buyer”). The “Effective Date” of this Agreement is June 30, 2021.

RECITALS

A.RVT PR owns all of the issued and outstanding limited liability company units (collectively, the “RVT PR Membership Interests”) of (i) DDR Atlantico LLC, S.E., a Delaware limited liability company (“DDR Atlantico”), (ii) DDR Del Sol LLC, S.E., a Delaware limited liability company (“DDR Del Sol”), (iii) DDR Cayey LLC, S.E., a Delaware limited liability company (“DDR Cayey”), (iv) DDR Rio Hondo LLC, S.E., a Delaware limited liability company (“DDR Rio Hondo”), (v) DDR Escorial LLC, S.E., a Delaware limited liability company (“DDR Escorial”), (vi) DDR Isabela LLC, S.E., a Delaware limited liability company (“DDR Isabela”), (vii) DDR Guayama LLC, S.E., a Delaware limited liability company (“DDR Guayama”), (viii) DDR Norte LLC, S.E., a Delaware limited liability company (“DDR Norte”) and (ix) DDR Fajardo LLC, S.E., a Delaware limited liability company (“DDR Fajardo”).

B.RVI owns an eighty percent (80%) membership interest (collectively, the “RVI Membership Interests” and together with the RVT PR Membership Interests, the “Membership Interests”) in DDR Isabela II LLC, S.E., a Delaware limited liability company (“DDR Isabela II”) (DDR Altantico, DDR Del Sol, DDR Cayey, DDR Rio Hondo, DDR Escorial, DDR Isabela, DDR Guayama, DDR Norte, DDR Fajardo and DDR Isabela II are each hereinafter, individually, a “Property Owner” and collectively, the “Property Owners”).

C.DDR Atlantico (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Atlantico Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Del Atlantico”, as further described on Exhibit “A-1” and shown on the site plan attached hereto as Exhibit “B-1” (the “DDR Atlantico Land”).

D.DDR Del Sol (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Del Sol Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Del Sol”, as further described on Exhibit “A-2” and shown on the site plan attached hereto as Exhibit “B-2” (the “DDR Del Sol Land”).

E.DDR Cayey (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Cayey Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Cayey”, as further described on Exhibit “A-3” and shown on the site plan attached hereto as Exhibit “B-3” (the “DDR Cayey Land”).

F.DDR Rio Hondo (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Rio Hondo Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Del Rio Hondo”, as further described on Exhibit “A-4” and shown on the site plan attached hereto as Exhibit “B-4” (the “DDR Rio Hondo Land”).

G.DDR Escorial (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Escorial Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Escorial”, as further described on Exhibit “A-5” and shown on the site plan attached hereto as Exhibit “B-5” (the “DDR Escorial Land”).

H.DDR Isabela (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Isabela Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Isabela”, as further described on Exhibit “A-6” and shown on the site plan attached hereto as Exhibit “B-6” (the “DDR Isabela Land”).

I.DDR Guayama (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Guayama Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Wal-Mart”, as further described on Exhibit “A-7” and shown on the site plan attached hereto as Exhibit “B-7” (the “DDR Guayama Land”).

J.DDR Norte (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Norte Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Del Norte”, as further described on Exhibit “A-8” and shown on the site plan attached hereto as Exhibit “B-8” (the “DDR Norte Land”).

K.DDR Fajardo (the limited liability units of which are directly held by RVT PR, a wholly-owned subsidiary of RVI) owns the shopping center consisting of the land, structures, fixtures, parking areas and other improvements located thereon (the “DDR Fajardo Improvements”; and together with the DDR Atlantico Improvements, DDR Del Sol Improvements, DDR Cayey Improvements, DDR Rio Hondo Improvements, DDR Escorial Improvements, DDR Isabela Improvements, DDR Guaya Improvements, and the DDR Norte Improvements, collectively, the “Improvements”), and all appurtenant easements, rights, and other rights and privileges commonly referred to as “Plaza Fajardo”, as further described on Exhibit “A-9” and shown on the site plan attached hereto as Exhibit “B-9” (the “DDR Farjado Land”).

L.DDR Isabela II (the limited liability units of which are directly held by RVI) owns the undeveloped land, together with all appurtenant easements, rights and other privileges adjacent from Plaza Isabela commonly referred to as “Isabela II”, as further described on Exhibit “A-10” and shown on the site plan attached hereto as Exhibit “B-10” (the “DDR Isabela II Land”; and together with the DDR Atlantico Land, DDR Del Sol Land, DDR Cayey Land, DDR Rio Hondo Land, DDR Escorial Land, DDR Isabela Land, DDR Guayama Land, DDR Norte Land and DDR Fajardo Land, collectively, the “Land”).  The Property Owners’ respective right, title and interest in and to the Land, Improvements and other assets (real and personal property, including, without limitation, (x) all furniture, furnishings, equipment, machinery, apparatus, appliances, supplies and other personal property owned by the Property Owners (collectively, the “Personal Property”), and (y) all interest of each Property Owner, if any, in any and all rights, warranties, guaranties, logos, names, tradenames, trademarks, telephone listings and numbers which, in each case, exclusively pertain to the Land and Improvements (collectively, the “Intangible Property”) owned by each Property Owner are hereinafter referred to as each a “Constituent Property” and collectively, as the “Properties”; provided, however, notwithstanding anything contained in this Agreement to the contrary, the Constituent Property and the Properties shall not include any of the following (collectively, the “Excluded Property”): (i) any cash owned by, or held on behalf of, Seller or any Property Owner on or before Closing Date, including, any reserves being held in connection with the Existing CMBS Financing, as hereinafter defined (such amounts collectively being called “Seller Cash”), (ii) the Pre-Closing Rents (hereinafter defined), (iii) the Seller Accounts (hereinafter defined), (iv) RVI Bonds (hereinafter defined), (v) refunds for any cancelled insurance policies, (vi) any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), (vii) any personal property or intangible property that is not used exclusively in connection with the ownership or operation of the Properties, (viii) any improvements, fixtures, personal property or intangible property owned by any tenant or any licensee of any portion of a Constituent Property and (ix) the Terminable Service Contracts.

M.Seller desires to sell the Membership Interests to Buyer, and Buyer desires to purchase the Membership Interests, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

SECTION 1THE MEMBERSHIP INTERESTS.

1.1Conveyance.  Seller agrees to sell, convey and assign (or cause to be sold, conveyed and assigned) to Buyer, and Buyer agrees to purchase, accept and assume on the Closing Date, subject to the terms and conditions of this Agreement, (i) all of the Membership Interests of the Property Owners held by Seller, free and clear of all liens, security interests, encumbrances, proxies, voting agreements, options and claims of any other persons whatsoever, and (ii) all of the Properties owned by the Property Owners, and indirectly, by the Sellers.

1.2No Exclusion of Membership Interests.  Buyer shall have no right to purchase, and Seller shall have no obligation to sell or cause to be sold, less than all of the Membership Interests.

SECTION 2PURCHASE PRICE.  Buyer agrees to pay Seller, as the purchase price for the Membership Interests, the lump sum of Five Hundred Fifty Million and 00/100 Dollars ($550,000,000.00) (the “Purchase Price”) which reflects the total value of the Allocable Purchase Price (defined below).  The Purchase Price shall be allocated to each Seller and in turn by each Seller to each of the Property Owners as set forth on Schedule 2 attached hereto and incorporated herein by reference.  The amount on Schedule 2 allocated to each Property Owner is herein called the “Allocable Purchase Price” for such Property Owner.  The Purchase Price shall be paid as follows:

a)By no later than the expiration of the Due Diligence Period (as hereinafter defined), unless Buyer has terminated this Agreement in accordance with Section 8.2 below, Buyer shall deposit Fifteen Million and 00/100 Dollars ($15,000,000.00) with the Escrow Agent (the “Earnest Deposit”).  Upon the expiration of the Due Diligence Period, the Earnest Deposit shall be nonrefundable to Buyer but shall be credited to Buyer against the Purchase Price at Closing.

b)Buyer shall deliver the Purchase Price, less the Earnest Deposit and the credits authorized to Buyer, in immediately available funds, in escrow with the Escrow Agent on or prior to the Closing Date (as hereinafter defined); and

c)Notwithstanding anything in this Agreement to the contrary, on the Effective Date, Buyer shall deposit with the Escrow Agent an amount of One Hundred and 00/100 Dollars ($100.00), which will be non-refundable to Buyer and will be distributed to Seller upon any termination of this Agreement as independent consideration for Seller’s performance under this Agreement.  If this Agreement is properly terminated by Buyer pursuant to a right of termination granted to Buyer by any provision of this Agreement, if any, the One Hundred and 00/100 Dollars ($100.00) non-refundable portion of the Earnest Deposit will be promptly distributed to Seller and, subject to the relevant provisions herein, the balance of the Earnest Deposit remaining after distribution of the independent consideration to Seller will be promptly returned to Buyer.

SECTION 3ESCROW AND TITLE INSURANCE.

3.1Escrow Agent.

a)The parties hereto designate First American Title Insurance Company with an address of 1660 West Second Street, Suite 650, Cleveland, Ohio 44113 Attn: Rebecca S. Groetsch (the “Title Company”) as the escrow agent (the “Escrow Agent”) in connection with this transaction.  This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof.  By execution of this Agreement, the Escrow Agent agrees that the Earnest Deposit, if and when paid, shall be held as a deposit under this Agreement in an interest-bearing account and: (i) applied against the Purchase Price if Closing occurs; or (ii) delivered to Seller or Buyer, in accordance with the terms of this Agreement upon the written approval of Seller and Buyer, if Closing does not occur.  Interest on the Earnest Deposit shall be paid to the party entitled to receive the Earnest Deposit pursuant to this Agreement.

b)Escrow Agent is hereby appointed by Buyer and Seller to receive, hold and dispose of the Earnest Deposit set forth above in accordance with the terms and conditions hereof.  Escrow Agent shall not release any or all of the Earnest Deposit without joint written instructions from Buyer and Seller.  Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

c)Buyer and Seller agree to indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorneys’ fees in connection with or in any way arising out of this Agreement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.

d)In the event of a dispute concerning the Earnest Deposit, Escrow Agent may continue to hold the Earnest Deposit pursuant to the terms hereof, or may, after giving Buyer and Seller at least fifteen (15) days’ advance, written notice, at the joint and several cost of the Buyer and Seller, deposit the same in a court of competent jurisdiction.  Escrow Agent may dispose of the Earnest Deposit in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

e)Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

f)Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent in good faith believes to be genuine and what it purports to be.

3.2Title/Survey.

a)Seller has ordered from the Title Company commitments (each, a “Commitment” and collectively, the “Commitments”) to issue an ALTA Owner’s Policy of Title Insurance in amounts equal to the Allocable Purchase Price for each Constituent Property (each, a “Title Policy”).  Buyer shall have the right to order and obtain, at its expense, a new survey or an update of Seller’s existing survey, if any, of each Constituent Property (each, a “Survey” and collectively, the “Surveys”).   Seller has provided Buyer with copies of its existing Surveys prior to the Effective Date.  In the event Buyer desires to obtain a Survey, then Buyer shall order same no later than five (5) days after the Effective Date and shall deliver a copy of the Survey to Seller promptly upon receipt from the surveyor.  The Survey shall be certified to Seller, Buyer, any lender of Buyer, and the Title Company.  The Survey shall be in form and substance sufficient to delete the standard survey exception from each Title Policy.  On or before the Closing Date, Seller shall execute and deliver to the Title Company (i) an affidavit to delete the standard preprinted exception for mechanic’s liens from each Title Policy, substantially in the form of Exhibit “F” (the “Title Affidavit”), and (ii) a non-imputation affidavit in such from as the Title Company requires to provide Buyer with a non-imputation endorsement to its Title Policy, substantially in the form of Exhibit “J” (the “Non-Imputation Affidavit”). It shall be a condition precedent to Buyer’s obligation to purchase the Membership Interests that the Title Company can and will, on the Closing Date, issue each Title Policy in accordance with the applicable Commitment and subject only to the Permitted Exceptions (as hereinafter defined).

b)Buyer shall have the right to object in its sole and absolute discretion to: (i) any matters disclosed by the Commitments (“Title Objections”), and (ii) any matters disclosed by the Surveys (“Survey Objections”); provided that Buyer delivers written notice of any Title Objections or Survey Objections on or before the seventh (7th) day prior to the expiration of the Due Diligence Period; otherwise any such objections shall be deemed to be waived.  If Buyer delivers in a timely manner written notice of any valid Title Objections and/or Survey Objections (collectively, “Objections”), then Seller shall within three (3) business days from receipt of any Objections from Buyer notify Buyer in writing (“Seller’s Response”) whether Seller elects, in Seller’s sole discretion, to: (i) cure any such Objections on or prior to the Closing Date, or (ii) not to cure any such Objections.  If Seller elects to cure an Objection under the previous sentence and fails to do so by the Closing Date, Buyer shall have the right to (I) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer (without the requirement or need to receive written instructions from Seller), or (II) waive the Objections and proceed to purchase the Membership Interests with such condition of title as Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer.   In the event Seller fails to deliver Seller’s Response to Buyer within such five (5) business day period, Seller shall be deemed to have not elected to cure any of the Objections.  If Seller’s Response states that Seller elects not to cure any of the Objections on or prior to the Closing Date, or if Seller is deemed to have elected to not cure any of the Objections as set forth above, then by the expiration of the Due Diligence Period, Buyer shall elect to either (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer (without the requirement or need to receive written instructions from Seller), or (y) waive the Objections and proceed to purchase the Membership Interests with such condition of title as Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer.  If Buyer fails to timely make such election, then Buyer shall be deemed to have elected to purchase the Membership Interests pursuant to the foregoing clause (y).

c)Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Properties, and any liens or encumbrances affecting the Properties, Buyer acknowledges and agrees that it is relying upon each Title Policy.  If Buyer has a claim under a Title Policy and the subject matter of that claim also constitutes the breach of any representation, warranty or covenant made by Seller in this Agreement, Buyer agrees that it will look first to the applicable Title Policy for recovery of such claim, and Buyer shall not assert any claim against Seller for a breach of a representation, warranty or covenant with respect to such claim to the extent such claim is covered by the applicable Title Policy.  This Subsection shall survive Closing.

3.3Release of Mortgages.  Except as otherwise provided in this Section 3.3 and except for real estate taxes and assessments not yet due and payable as of the Closing, and liens and other encumbrances that are Permitted Exceptions, all mortgages, deeds of trust and monetary liens of ascertainable amounts encumbering the Properties incurred by, for, or on behalf of Seller shall be paid by Seller at or prior to Closing, or removed from record by the Title Company.  For clarity, in no event shall the foregoing require Seller to satisfy or expend money to remove any mortgages, deeds of trust or monetary liens of ascertainable amounts incurred by, for, or on behalf of any tenant or other occupant of the Properties.  Buyer and Seller acknowledge and agree that (i) the Constituent Property owned by DDR Del Sol is presently encumbered by a mortgage, deed of trust, assignment of leases and/or other security instruments granted by DDR Del Sol (the “Existing Mortgage”) that secures a portfolio CMBS loan from certain lenders in the original principal amount of $900,000,000 that was obtained on March 11, 2019 (the “Existing CMBS Financing”), which Existing Mortgage must be released at Closing; (ii) Seller shall use commercially reasonable efforts to secure all of the necessary documentation for such release from the lender on or prior to the originally scheduled Closing Date; and (iii) in the event Seller has been unable to obtain all necessary documentation for such release of the Existing Mortgage by the originally scheduled Closing Date, Seller shall have the right to extend the Closing Date by up to fifteen (15) days upon three (3) business days prior written notice to Buyer delivered on or prior to the then-scheduled Closing Date for the sole purpose of allowing Seller additional time to obtain the same. In the event that Seller is unable to obtain the release of the Existing Mortgage as of the Closing Date (as it may be extended) after having exerted commercially reasonable efforts, notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be in default of this Agreement, but rather a failure of a condition to Closing shall have occurred, and either party shall have the right to terminate this Agreement by delivery of written notice to the other party, in which event the Earnest Deposit shall be returned to Buyer (without the requirement or need to receive written instructions from Seller), and neither Seller nor Buyer shall have any further rights or obligations hereunder except for obligations and indemnities that expressly survive termination of this Agreement. Notwithstanding the foregoing, in lieu of Seller being required to discharge the Existing Mortgage of record on or prior to the Closing Date, Seller shall have the right, at no cost or expense to Buyer, to cause the assignment of lender’s interest in the Existing Mortgage and the endorsement and delivery of the notes secured by the Existing Mortgage, such endorsement to be without recourse representation or warranties of any kind, to Buyer’s lender (or, if Buyer’s lender does not take assignment of such Existing Mortgage, to Buyer’s designee).  Seller shall reasonably cooperate with Buyer in causing such assignment and endorsement and delivery to be accomplished.

SECTION 4PERMITTED EXCEPTIONS.  On the Closing Date, the Properties shall be free and clear of all liens and encumbrances, except the following (collectively, the “Permitted Exceptions”): (i) real estate taxes and assessments, both general and special, not yet due and payable; (ii) declarations, conditions, covenants, restrictions, easements, rights of way and other matters of record, including without limitation, those items shown on the subdivision plat of any Constituent Property, which are not objected to or are waived by Buyer pursuant to Section 3.2 herein; (iii) zoning and building ordinances; (iv) those matters disclosed by the Surveys or which would be disclosed by any accurate survey of any Constituent Property; (v) matters of record as of the Effective Date not objected to by Buyer or which were Objections and Buyer elected to waive in accordance with Section 3.2 above; (vi) the rights of tenants in possession as tenants only under those certain space leases described on Exhibit “C-1” (collectively, the “Leases”) (for the avoidance of doubt, the term “Leases” does not include any Temporary Occupancy and Ancillary Agreements (as hereinafter defined)); (vii) the rights of any third-party pursuant to any (A) unrecorded cable agreements, if any, (B) solar agreements (collectively, the “Solar Agreements”) and (C) non-space leases, kiosk/cart agreements, ancillary agreements, license agreements or other temporary occupancy agreements then in effect with respect to the Properties more particularly described on Exhibit “C-2” ((A), (B), and (C) referred to collectively herein as the “Temporary Occupancy and Ancillary Agreements”); (viii) those certain contracts set forth on Exhibit “C-3” (collectively, the “Assumed Contracts”), none of which will be terminated on or before the Closing Date; and (viii) any taxes or other liens or potential liens incurred by, or in the name of, any current or former tenant, licensee temporary occupant at any of the Properties (collectively, “Tenant Taxes or Liens”).

SECTION 5PRORATIONS AND CLOSING COSTS.

5.1Rents.

a)All collected Rents (as hereinafter defined) shall be prorated between Seller and Buyer as of 12:01 AM on the Closing Date.  Subject to Section 5.1(e) and 5.1(f) below, Seller shall be entitled to all collected Rents, including Pre-Closing Rents (as hereinafter defined) attributable to any period prior to, but not including, the Closing Date.  Buyer shall be entitled to all collected Rents attributable to any period on and after the Closing Date.  After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall be applied as specified or directed by the Current Occupant (hereinafter defined) making such payment, and if not specified or directed by the applicable Current Occupant making such payment, shall be first be applied to all amounts due under the Leases or Temporary Occupancy and Ancillary Agreements at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller.  Buyer shall not have an exclusive right to collect the sums due Seller or the Property Owners under the Leases, and Seller hereby retains all rights to pursue claims against any Current Occupants (hereinafter defined) under Leases or Temporary Occupancy and Ancillary Agreements and Former Occupants (hereinafter defined) under Defaulted Agreements (hereinafter defined), in each case for sums due with respect to periods prior to the Closing Date including, without limitation, (A) Rents (hereinafter defined) reflected on an updated accounts receivable report for Current Occupants of the Properties dated as of the Closings Date, (B) Rents and other amounts that may be recovered by, or on behalf of a Property Owner from Current Occupants or Former Occupants in the litigation or pre-litigation collection matters referenced on Schedules 5.1(a)-1, 5.1(a)-2 and 5.1(a)-3 (collectively, the “Pending Rent Litigation”), and (C) any Rents and other sums that are attributable to a period prior to the Closing Date but may be due and payable before or after the Closing Date pursuant to a written deferral agreement between the applicable Property Owner and a Current Occupant (such sums under (A), (B) and (C), collectively, the “Pre-Closing Rents”); provided, however, that Seller: (i) shall keep the Buyer reasonably informed of Seller’s collection efforts involving Current Occupants; (ii) except for the Pending Rent Litigation, shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings against Current Occupants; (iii) except for the Pending Rent Litigation, shall only be permitted to commence or pursue any legal proceedings against Current Occupants after the date which is three (3) months after the Closing Date; and (iv) except for the Pending Rent Litigation, shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. On the Closing Date, the Property Owners shall assign all or their respective right, title and interest in and to the Pre-Closing Rents (including the rights of the respective Property Owner in connection with the Pending Rent Litigation) to Seller or Seller’s designee pursuant to a written assignment in a form reasonably acceptable to both parties, which shall include a schedule that specifically identifies all Pre-Closing Rents being assigned to Seller or Seller’s designee (the “Pre-Closing Rent Assignment”). In connection with its right to collect Pre-Closing Rents, following the Closing Date, Seller may request, and Buyer shall provide, any and all information relating to Rents and Pre-Closing Rents to confirm the payment and/or solicitation of Rents or Pre-Closing Rents. “Rents” shall mean all base rents, additional rent, Percentage Rent (as hereinafter defined) and operating expense reimbursements and escalations due from the tenants of the Properties under the Leases and Temporary Occupancy and Ancillary Agreements.  “Current Occupant” shall mean any tenant, licensee or other similar party in occupancy at any of the Properties under Leases or Temporary Occupancy and Ancillary Agreements (and collectively, “Current Occupants”).  “Former Occupant” shall mean any tenant, licensee or other similar party who was, but is no longer, in occupancy at any of the Properties pursuant to a Defaulted Agreement (and collectively, “Former Occupants”).  “Defaulted Agreement” means any lease, license or other agreement between a Former Occupant and a Property Owner in which Former Occupant has defaulted under its obligation to pay the applicable Property Owner a sum of money, and such amounts remain unpaid as of the Effective Date or as of the Closing Date (and collectively, “Defaulted Agreements”).   Buyer and Seller agree that Seller may update Schedule 5.1(a)-1, 5.1(a)-2 and/or 5.1(a)-3 with respect to any defaults involving Pre-Closing Rents that may exist as of the Closing Date.

b)As of the Effective Date, (i) all Rents and other amounts for the Properties are delivered to and deposited in certain bank accounts held in the name of Seller and/or in the name of the applicable Property Owner (collectively, the “Operating Accounts”); and (ii) certain lenders of Seller and/or Property Owners (including, without limitation, the lenders and/or servicers in connection with the Existing CMBS Financing) are holding certain reserves and other sums in escrow for the Property Owners which may be disbursed in accordance with the applicable loan documents (collectively, the “Escrow Accounts” and together with the Operating Accounts, the “Seller Accounts”).   Prior to Closing, Buyer shall establish new operating bank accounts for all of the Properties, which new accounts shall be stipulated in the applicable Tenant Notice Letter (as hereinafter defined) as the accounts to which all Rent shall be paid post-Closing.  Except as provided in Section 5.1(c) and Section 5.6, Seller is not conveying pursuant to this Agreement, and at Closing Buyer shall acquire no rights in or to, any of the Seller Accounts, and as of the Closing Date, the Property Owners shall be deemed to relinquish any and all right, title and interest in all of the Seller Accounts and/or any funds that may be in any Seller Accounts, and, as of the Closing Date, all right, title and interest in any Seller Accounts (including any funds held therein) shall automatically be vested in RVT PR, and RVT PR shall have the exclusive right to control and make decisions regarding any of the Seller Accounts.  Upon request of Seller, Buyer and/or any of the Property Owners shall execute and deliver to Seller or Seller’s designee any document reasonably requested by Seller to confirm the foregoing.

c)The Seller Accounts include certain marketing funds used at the Properties.   As of the Effective Date, the amount of marking funds for the Properties are listed on Schedule 5.1(c).  Within ninety (90) days following the Closing Date, Seller shall: (i) reconcile the transactions effecting the marketing funds that occurred prior to the Closing Date (the “Marketing Funds Reconciliation”), (ii) determine the balance of the marketing funds as of the Closing Date after reflecting the Marketing Funds Reconciliation (such balance being the “Marketing Funds Closing Balance”), and (iii) pay to Buyer an amount equal to the Marketing Funds Closing Balance via wire transfer, provided that Buyer has provided Seller with adequate written wire transfer instructions to accomplish such transfer.  Buyer shall provide Seller with adequate written wire instructions within sixty (60) days following the Closing Date.

d)The parties acknowledge and agree that the Properties and the Membership Interests do not include the Excluded Property, including all Seller Cash.   On or prior to Closing, Seller shall cause all Seller Cash being held in any Seller Account or by any of the Property Owners to be disbursed to RVT PR.  In the event that the lender or servicer in connection with the Existing CMBS Financing does not release any applicable reserves or other sums that were being held pursuant to the applicable loan documents for the Existing CMBS Financing on or before the Closing Date, then such reserves or other sums shall be disbursed to Seller after Closing and Buyer and each of the Property Owners shall have no right, title or interest in any such reserves or other sums.

e)With respect to Rent in the form of a percentage of a tenant’s gross sales in excess of a predetermined threshold or breakpoint (whether in excess of a predetermined threshold or breakpoint or in lieu of base rent or otherwise) (“Percentage Rent”), such Percentage Rent, if any, payable under each Lease shall be prorated with respect to the full lease year or other applicable full period provided for under the applicable Lease in which the Closing occurs on a per diem basis as and when collected. The proration of Percentage Rent, if any, shall be based on aggregate sales for the full lease year or other applicable full period under the Lease, without attributing tenant’s specific sales amount to the period before the Closing Date or the period from and after the Closing Date. Any Percentage Rent collected by Buyer or the Property Owners (including any Percentage Rent which is delinquent) and pertaining to (i) an entire lease year or accounting period of a tenant under a Lease which ends on a date prior to the date of Closing, and (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the date of Closing where such lease year or accounting period begins prior to the date of Closing and ends thereafter, shall in both cases be paid to Seller promptly after receipt by Buyer or applicable Property Owner.  In connection with Seller’s right to collect a portion of Percentage Rent following the Closing Date, Seller may request, and Buyer shall provide, any and all information relating to Percentage Rent to confirm the calculation and payment thereof.

f)Pursuant to the terms of (i) that certain Lease Termination and Surrender Agreement by and among DDR Del Sol, Bloomin’ Puerto Rico, LP and Bloomin’ Brands, Inc. dated January 31, 2021; and (ii) that certain Lease Termination and Surrender Agreement by and between DDR Escorial, Bloomin’ Puerto Rico, LP and Bloomin’ Brands, Inc. dated January 31, 2021, following the Closing Date, DDR Del Sol and/or DDR Escorial may be entitled to receive all or a portion of the termination fees described on Schedule 5.1(f) attached hereto (collectively, the “Termination Fees”).  On the Closing Date, DDR Del Sol and DDR Escorial shall assign all or their respective right, title and interest in and to the Termination Fees to Seller or Seller’s designee pursuant to a written assignment in a form reasonably acceptable to both parties, which shall include a schedule that specifically identifies all outstanding Termination Fees being assigned to Seller or Seller’s designee (the “Termination Fee Assignment”).  In connection with its right to collect the Termination Fees, following the Closing Date, Seller may request, and Buyer shall provide upon Seller’s written request, reasonable information relating to the Termination Fees to confirm the payment thereof.  In the event that tenant pays the Termination Fees to Buyer, Buyer shall promptly notify Seller of such payment in writing and shall promptly pay such Termination Fees to Seller or Seller’s designee.

g)This Section 5.1 shall survive the Closing and shall not be merged therein.

5.2Property Operating Expenses.

a)Operating Expenses (as hereinafter defined) for the Properties shall be prorated as of 12:01 AM on the Closing Date.  Seller shall pay all utility charges and other operating expenses attributable to the Properties, if any (collectively, the “Operating Expenses”), incurred prior to, but not including, the Closing Date (except for those Operating Expenses payable, whether actually paid or unpaid, by tenants for such tenant’s leased premises in accordance with the Leases) and Buyer shall pay all Operating Expenses attributable to the Properties on and after the Closing Date.  All Operating Expenses paid or payable by tenants in accordance with the Leases shall be allocated between Seller and Buyer, with Seller responsible for periods prior to, but not including, the Closing Date and Buyer responsible for all periods on and after the Closing Date, and all applicable amounts to be trued up between Seller and Buyer in accordance with this Section 5.2.  Seller agrees to use commercially reasonable efforts to cause all meters for all public utilities (including water) being used on the Properties to be read on the day of giving possession to Buyer, or as soon as reasonably practical following the Closing Date.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 AM on the Closing Date.  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading.  Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Properties.  Within ninety (90) days following the Closing Date, Seller shall deliver to Buyer a reconciliation statement of the Operating Expenses for the Properties for the portion of the calendar year in which the Closing occurs that the Properties were owned by Seller.  Seller’s reconciliation statement shall include tenant invoice calculations and reasonable Operating Expense invoice back-up. Within the thirty (30) day period following Seller’s delivery of such reconciliation statement for Operating Expenses, Seller and Buyer shall work in good faith to resolve any issues with respect to such reconciliation statement; provided that if Buyer does not respond to the Seller’s delivery of the reconciliation statement within the thirty (30) day period, Buyer shall be deemed to have approved the Seller’s reconciliation statement.  Upon approval of the Operating Expense reconciliation statement, Seller shall remit any amounts due to Buyer within thirty (30) days and Buyer shall remit any amounts due to Seller within thirty (30) days.  Thereafter, Buyer shall be solely responsible for performing any Operating Expense reconciliations with tenants under the Leases with respect to the entire calendar year in which the Closing occurs.  Buyer shall include in any Operating Expense reconciliations with the tenants under the Leases copies of any applicable billing statements and invoice back-up provided by Seller for operating expenses incurred by Seller during the period of Seller’s ownership of the Membership Interests.

b)Prior to the Closing Date (but in no event prior to the expiration of the Due Diligence Period (as hereinafter defined)): (i) Seller shall use commercially reasonable efforts to have the Properties released from any utility bonds provided by Seller (or by any of its affiliates) to a utility provider (“RVI Bonds”), and (ii) Buyer shall use commercially reasonable efforts to have a new replacement bond(s) provided to and accepted by such utility providers prior to or within thirty (30) days following the Closing Date.  As of Closing, Buyer shall become solely responsible for, and shall indemnify, defend and hold Seller (and its affiliates) harmless from and against, any and all costs, expenses, obligations and liabilities in connection with utility services to the Properties (including but not limited to any drawings on or claims against the RVI Bonds), but only to the extent such obligations and liabilities relate to the period of time from and after the Closing Date.

c)This Section 5.2 shall survive the Closing and shall not be merged therein.

5.3Real Estate Taxes, Municipal License Taxes and Assessments.

a)Taxes on the land, building and machinery and equipment (assessed as real property) comprising the Properties and installments of special assessments, and supplemental taxes and assessments on the Properties that are currently in the name of the applicable Property Owner and payable to the taxing authority (collectively, the “Tax Expense”) shall be prorated as of 12:01 AM on the Closing Date.  Seller shall be responsible for all such Tax Expense and installments of special assessments payable prior to the date of Closing; provided, however, that Seller shall not be responsible for any portion of an increase in Tax Expense or assessments resulting from the sale of the Membership Interests to Buyer (whether for taxes that accrued before or after the Closing) and Buyer shall be solely obligated for payment of the same and agrees to hold Seller harmless from any liability relating to the same.  Buyer shall pay or be responsible for (i) all Tax Expense that become due and payable commencing on the date of Closing and thereafter and (ii) any other taxes on the land, building and machinery and equipment (assessed as real property) comprising the Properties and installments of special assessments, and supplemental taxes and assessments on the Properties (including, without limitation, Tenant Taxes and Liens).  Buyer shall receive a credit at Closing for such unpaid Tax Expense attributable to periods prior to the date of Closing, and, conversely, Seller shall receive a credit at Closing for such prepaid Tax Expense actually paid to the applicable taxing authorities that are attributable to periods from and after the date of Closing.  Since the bill for the Tax Expense is issued by semesters for every fiscal year, January and July of each year, on or prior to the date of Closing, Seller shall provide Buyer with written confirmation of the payment of the Tax Expense as well as the payment of any estimated personal property taxes for the corresponding semester of the Current Tax Period, and Buyer shall reimburse Seller at the Closing for the proportionate amount of such Property Tax Expense based upon a fraction the numerator of which shall be the number of days pending until the expiration of said semester, and the denominator shall be 182. The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which the Closing occurs.  If the Closing occurs prior to the receipt by Seller of the bill for the Tax Expense for the fiscal year in which the Closing occurs, the Tax Expense shall be prorated on the basis of the last officially certified and available tax duplicate. After receipt of a final bill, Buyer shall promptly prepare and present to Seller a calculation of the re-proration of such Tax Expense, based upon the actual amount charged to or received by the parties for the year or other applicable fiscal period.  The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer's calculation and appropriate back-up information.  Buyer shall provide Seller with appropriate backup materials related to the calculation.  Monthly and/or lump sum amounts Seller, as landlord, has collected from tenants under the Leases and Temporary Occupancy and Ancillary Agreements as reimbursements or prepayments of Seller’s Tax Expense (collectively, “Tax Receivables”) shall be prorated between Buyer and Seller as of the Closing Date.  The collected Tax Receivables shall be matched against the applicable Tax Expense to which they relate.  Seller shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the period prior to, but not including the Closing Date, and Buyer shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the Closing Date or thereafter.  After receipt of a final bill for the Tax Expense, Buyer shall within thirty (30) days prepare and present to Seller a calculation of the re-proration of the Tax Expense and Tax Receivables, based upon the actual amount of such Tax Expense charged and/or Tax Receivables received by the parties for the year or other applicable fiscal period.  The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer's calculation and appropriate back-up information.  Buyer shall provide Seller with appropriate backup materials related to the calculation.  With respect to any portion of any Constituent Property that is a separate tax parcel, and the applicable tenant pays the Tax Expense with respect to such parcel directly to the taxing authority under the terms of its lease, the Tax Expense for that parcel shall not be prorated between Buyer and Seller at Closing as such tenant(s) shall be responsible for paying the taxing authority for such Tax Expense as it becomes due pursuant to the terms of its lease.  Further, notwithstanding anything contained in this Agreement to the contrary, with respect to any Tax Expense evidenced by a tax bill in the name of a current or former tenant (including, without limitation, Tenant Taxes or Liens), such Tax Expense shall not be prorated between Buyer and Seller at Closing and the applicable current or former tenant and Buyer shall be responsible for paying the taxing authority for such Tax Expense.

b)Any real estate tax refunds or rebates which apply to periods before the Closing Date shall become the property of Buyer, and Seller shall have no right to file and pursue any appeals attributable to Seller’s period of ownership of the Membership Interests, with respect to tax assessments for the Properties from and after the Effective Date.

c)At Closing, Buyer shall assume full responsibility for the payment of all taxes due with respect to the volume of business generated by the Properties for the remainder of fiscal year 2021-2022 and thereafter and the filing of all Municipal License Tax Declarations corresponding to the following fiscal years. Seller shall remain responsible for the payment of the municipal license tax (“patente municipal”) on the volume of business derived by Seller from the Properties during the period prior to the date of Closing. Seller shall receive at closing a reimbursement for any municipal license tax pre-paid by Seller in connection with the remainder of the second semester of fiscal year 2020-2021 after the date of

Closing based upon a fraction the numerator of which shall be the number of days pending until the expiration of said semester, and the denominator shall be 182.

d)This Section 5.3 shall survive the Closing and not be merged therein

5.4Costs to be Paid by Seller.  Seller shall pay or be charged with the following costs and expenses in connection with this transaction:

a)the cost of the title search and examination and the Commitments for the Properties;

b)one-half (1/2) of the escrow fee and the reasonable closing fees charged by the Escrow Agent;

c)the base premium of each Title Policy, without any endorsements;

d)any costs of terminating the Terminable Service Contracts;

e)the fees and expenses of Seller’s attorneys; and

f)all release fees, assignment fees and other charges (including all stamps, recording vouchers and notorial fees) required to be paid in order to release the lien of any mortgage or other security interest (including the Existing Mortgage), from the Membership Interests, any personal property of the Property Owners, or the Properties which Seller is obligated to remove or to assign to Buyer pursuant to the terms of this Agreement.

5.5Costs to be Paid by Buyer.  Buyer shall pay the following costs and expenses in connection with this transaction:

a)the cost of any endorsements to any Title Policy that Buyer elects in Buyer’s sole discretion to obtain;

b)one half (1/2) of the escrow fee and the reasonable closing fees charged by the Escrow Agent;

c)the cost of the Surveys, if obtained;

d)all costs and expenses in connection with Buyer’s financing, including the filing of all documents necessary to complete such financing;

e)all costs incurred by Buyer in connection with its due diligence or other activities related to the Properties or Membership Interests; and

f)the fees and expenses of Buyer’s attorney(s).

5.6Security Deposits.  Attached hereto as Schedule 5.6 is a list of all security deposits held by the Property Owners under the Leases as of the Effective Date (collectively, the “Security Deposits”).  As of the Effective Date, the Security Deposits are held in certain bank accounts held in the name of the Property Owners rather than in the name of the Seller.  At Closing, all security deposits from the tenants under the Leases, to the extent paid by such tenants to the Property Owners and not applied by the Property Owners prior to Closing (including, without limitation, application by the Property Owners against any accounts receivable from such tenants that are due the Property Owners), shall be credited to Buyer as a credit against the Purchase Price and shall be retained by Seller free and clear of any and all claims on the part of tenants.  Prior to Closing, Buyer shall establish new bank accounts for the Properties into which an amount equal to the Security Deposits shall be deposited by Buyer at Closing.  From and after Closing, Buyer shall be responsible for maintaining as security deposits and other deposits the aggregate amount of the Security Deposits so credited to Buyer in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Leases relevant thereto.  This Section 5.6 shall survive the Closing and not be merged therein.

5.7Leasing Commissions; Tenant Improvement Allowances.  Attached hereto as Schedule 5.7 is list of all unpaid leasing commissions, tenant improvement allowances and landlord work required as a condition to any tenant’s initial obligation to pay Rent (each a “Leasing Incentive” and collectively the “Leasing Incentives”) as of the Effective Date with respect to any Leases which exist as of the Effective Date (each an “Existing Lease” and collectively, the “Existing Leases”).  Prior to Closing, Seller shall deliver to Buyer an updated version of Schedule 5.7 to reflect any Leasing Incentives that were paid by Seller or Property Owners in the ordinary course of business after the Effective Date.  At (and subject to) Closing, to the extent there are any unpaid Leasing Incentives with respect to any Existing Lease, Buyer shall assume the obligation for the payment of unpaid Leasing Incentives with respect to Existing Leases as reflected on the updated Schedule 5.7.  In addition, Buyer shall be responsible for any and all Leasing Incentives in respect of any new lease or any renewal, extension or expansion of any Existing Lease entered into after the Effective Date that was approved or consented to by Buyer (or deemed approved or consented to by Buyer) in accordance with this Agreement.  If and to the extent Buyer shall be responsible for any such Leasing Incentives in accordance with the foregoing, Buyer hereby expressly assumes the obligation to make such payments following the Closing Date, and Buyer shall indemnify, defend, and hold harmless Seller from and against any and all actual losses, out-of-pocket costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses but excluding in all cases consequential, punitive, special or speculative) suffered by Seller as a result of Buyer’s failure to pay the aforementioned costs to the applicable broker or tenant when they become due and payable.  All of the obligations of Buyer under this Section 5.7 shall survive Closing.

SECTION 6POSSESSION AND CLOSING.

6.1Closing.  The transaction contemplated herein shall be closed via an escrow established at the office of the Escrow Agent at such time and on such date as may be agreed upon by Buyer and Seller; provided, however, that the closing shall occur on or before 3:00 PM (Eastern Time) on the forty-fifth (45th) day following the expiration of the Due Diligence Period, subject to extension as specifically provided in this Agreement.  The time and date of such closing is referred to herein as the “Closing Date” or the “Closing”.

6.2Buyer’s Conditions to Closing.

a)All  of  Buyer’s obligations hereunder are expressly conditioned on  the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

(i)

All of the representations and warranties of Seller contained in this Agreement shall have been true, correct and complete when made, and shall be true, correct and complete in all material respects on the date of Closing with the same effect as if made on and as of such date, subject to Section 9.1.

(ii)

Seller shall have performed, observed and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

(iii)

All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered at Closing and shall be in form and substance consistent with the requirements herein.

(iv)

At Closing, the Title Company shall be irrevocably committed to insure title to the Properties (whether by separate policies or a blanket policy as elected by Buyer) pursuant to a standard owner’s form of Policy of Title Insurance in the amount of the Purchase Price (or, in the case of separate policies, the Allocable Purchase Price) at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Buyer), subject only to the Permitted Exceptions and as otherwise provided in this Agreement.

(v)	Seller shall have delivered the Estoppel Certificates and otherwise satisfied the Estoppel Condition (as hereinafter defined) in accordance with Section 6.4(a).

b)If the Estoppel Condition has not been satisfied prior to the then-scheduled Closing Date, Seller shall have the one (1) time right to extend the Closing Date for up to thirty (30) days in order to provide additional time to satisfy Estoppel Condition.   Furthermore, if the Estoppel Condition has not been satisfied and Seller does not exercise its right to extend the Closing Date, Buyer shall have the one (1) time right to extend the Closing Date for up to thirty (30) days in order to provide additional time to satisfy the Estoppel Condition.   If either party extends the Closing Date pursuant to any extension expressly described in this Agreement, the Closing Date shall occur no later than three (3) business days after satisfaction of all such outstanding conditions.   In the event Seller shall not be able to convey title to the Membership Interests on the Closing Date (as the same may be extended) in accordance with the provisions of this Agreement or the Estoppel Condition has not been satisfied and neither party has extended the Closing Date to attempt to satisfy the Estoppel Condition, and in any such case Buyer has performed and is not in breach or default hereunder, then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing, of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing.   In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Earnest Deposit shall be returned to Buyer.   Notwithstanding anything to the contrary contained in this Section, if the conditions to Closing set forth in Section 6.2 are not timely satisfied due to the default of Seller under this Agreement, then Buyer shall have the rights and remedies available under this Agreement.

6.3Seller’s and Buyer’s Closing Deliveries.

a)To effect the Closing, Seller shall execute (and if required, have acknowledged) and deliver, or shall cause to be executed and delivered, to the Escrow Agent prior to the Closing Date signed originals of the following documents or instruments (collectively, the “Seller’s Closing Deliverables”):

(i)

An Assignment of Membership Interests in the form attached hereto as Exhibit “G”, and if any of the Membership Interests are certificated, the originals of all such certificates evidencing the Membership Interests, duly endorsed and/or assigned to Buyer;

(ii)	a completed 1099-S request for taxpayer identification number and certification and acknowledgment;
(iii)	the Title Affidavit from the Property Owners;
(iv)	the Non-Imputation Affidavit;
(v)

signed notices to all tenants and other occupants of each Constituent Property, substantially in the form of Exhibit “D” attached hereto and made a part hereof, advising them of the sale of such Membership Interests and directing them where to send all future rent and notices (collectively, the “Tenant Notice Letters”);

(vi)	signed notices to all third parties under the Assumed Contracts advising them of the sale of such Membership Interests and directing them where to send all invoices, payments and notices;
(vii)	certificates or resolutions of Seller authorizing the sale of the Membership Interests pursuant to this Agreement and the authority of the officer executing the closing documents on behalf of Seller;
(viii)

a certificate of the secretary of the Seller, dated as of the Closing Date, certifying (A) that complete and true copies of the Property Owners’ organizational documents in effect on the Closing Date are attached thereto, (B) as to the genuineness and incumbency of the signatures of each officer of the Seller executing this Agreement and the Closing Documents required hereunder on behalf of the Seller, and (C) the genuineness of the resolutions of the Seller’s board of directors, or similar governing body, authorizing the execution, delivery and performance of this Agreement and the Closing Documents required hereunder to which the Seller is party and the consummation of the transactions contemplated by this Agreement and the Closing Documents required hereunder;

(ix)	a settlement statement with respect to the Closing of the sale of the Membership Interests (the “Settlement Statement”);
(x)

a certificate updating Seller’s representations and warranties set forth in Section 9.1 below, substantially in the form of Exhibit “H” attached hereto (the “Bring Down Certificate”) which Bring Down Certificate shall include a rent roll dated no earlier than five (5) days prior to the Closing Date;

(xi)	a FIRPTA Affidavit in accordance with Section 1445 of the Internal Revenue Code;
(xii)	an Assignment and Assumption of Solar Agreement Obligations, substantially in the form of Exhibit “I” attached hereto, for each Solar Agreement (collectively, the “Solar Agreement Assumptions”);
(xiii)	the TSA, if applicable;
(xiv)	the Pre-Closing Rent Assignment executed by the Property Owners and the Seller (or Seller’s designee);
(xv)	the Termination Fee Assignment executed by DDR Del Sol, DDR Escorial and the Seller (or Seller’s designee);
(xvi)

written evidence of the termination or assignment by Property Owners of the Property Owners obligations under any property management agreements in effect as of the Effective Date (collectively, the “Property Management Agreements”);

(xvii)

a certification from the manager of Seller and each Property Owner annexed to which is a true, complete, correct and certified copy of the Certificate of Formation and Operating Agreement for each Property Owner (and any amendment thereto);

(xviii)

evidence of cure of any Objections that Seller elects to cure (which cure, at the Seller’s election, may be effectuated via the removal of liens or other payments made by the Escrow Agent from the proceeds otherwise due to Seller at Closing); and

(xix)

such other documents, affidavits, certificates and other instruments as may be reasonably and customarily required to consummate the transactions contemplated under this Agreement and/or are reasonably and customarily required by the applicable local jurisdiction to be filed in connection with the transfer of the Membership Interests, all to the extent reasonably required by the Title Company.

b)Seller shall deliver, or shall cause to be delivered, to the Buyer (or its designee) on or promptly following the Closing Date the following:

(i)	evidence of termination of all Terminable Service Contracts;
(ii)

to the extent they are in Seller or Property Owners’ possession and are transferable to Buyer, all original warranties, licenses, certificates and permits pertaining to the Properties and required for the use or occupancy thereof;

(iii)	keys, combinations and access codes to all locks at the Properties, including, without limitation, entrance doors to, and equipment and utility rooms located in, the Properties; and

(iv)

withdrawals and/or resignations by Seller and their respective parent companies, subsidiaries, affiliates, employees and representatives from all positions held in or with any of the Property Owners, whether as members, managers, officers, directors or otherwise.

c)Seller shall have access to the Properties following the Closing Date for thirty (30) days for the purpose of removing any signage at the Properties identifying Seller or its affiliates (other than the Property Owners).   Seller agrees to indemnify and hold Buyer harmless for any loss or damage caused by Seller or its employees or agents in the removal of the signage.   Any signage remaining following such thirty (30) day period may be removed by Buyer and Seller shall pay Buyer for the costs of such removal. The terms and provisions of this Section 6.3(c) shall survive the Closing for the Survival Period.

d)To effect the Closing, Buyer shall execute (and if required, have acknowledged) and deliver to the Escrow Agent prior to the Closing Date signed original counterparts of the following documents or instruments for each Constituent Property (the “Buyer’s Closing Deliverables” and together with Seller’s Closing Deliverables, the “Closing Documents”):

(i)	the Assignment;
(ii)	the Settlement Statement;
(iii)	the Tenant Notice Letters;
(iv)	the Solar Agreement Assumptions;
(v)	subject to Section 6.5(g), an assignment and assumption of AK Membership Interest;
(vi)	the TSA, if applicable; and
(vii)	such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein.

e)Unless otherwise provided herein, all documents and funds necessary for Closing shall be deposited in escrow as of 11:00 AM (Eastern) on the Closing Date.  At Closing, the Escrow Agent shall:

(i)

pay to Seller the Purchase Price less any credits to which Buyer is entitled, charge Seller and Buyer for the closing costs as set forth in Section 5 above, and disburse the Earnest Deposit to Seller, all in accordance with the agreed upon settlement statement;

(ii)	cause the Title Company to issue each Title Policy; and
(iii)	Seller shall deliver exclusive possession of the Properties to Buyer at the Closing, except for the rights of any parties under the Permitted Exceptions.

f)Within three (3) days following the Closing Date, Buyer or Escrow Agent, at Buyer’s option, cost and expense, shall assemble fully executed versions of the Tenant Notice Letters and deliver them to the tenants pursuant to the Leases and Temporary Occupancy and Ancillary Agreements.    Copies of the fully executed Tenant Notice Letters, together with evidence of their delivery, shall be provided to each of Buyer and Seller promptly following delivery to the tenants.  Within three (3) days following the Closing Date, Seller shall deliver notices to the applicable counterparties to the Solar Agreements and the Assumed Contracts notifying such counterparties of the transaction under this Agreement and the new Property Owner contact information as provided by Buyer (and shall copy Buyer on such notices).  The provisions of this Section 6.3(f) shall survive Closing.

6.4Tenant Estoppels.

a)In accordance with the further terms and conditions of this Section 6.4, Seller shall use its commercially reasonable efforts to provide tenant estoppel certificates (the “Tenant Estoppels”) from the tenants under the Leases.  Notwithstanding the foregoing, at a minimum Seller shall deliver to Buyer at or prior to Closing a Tenant Estoppel from: (i) all tenants that are open and occupying more than 20,000 square feet of space, which as of the Effective Date are listed on Schedule 6.4(a) attached hereto (each a “Major Tenant”); and (ii) tenants under the Leases leasing not less than 50% of the remaining open and occupied gross leasable area of the Properties (on an aggregate basis) that are subject to Leases having a remaining term of more than twelve (12) months.  The Tenant Estoppels required to be delivered pursuant to subparts (i) and (ii) in the preceding sentence and that are a condition to Closing (the “Estoppel Condition”) as more particularly set forth herein are defined collectively as the “Required Estoppels”.  For the avoidance of doubt, the parties under the Temporary Occupancy and Ancillary Agreements referenced on Exhibit C-2 shall not be considered tenants from which “Required Estoppels” are required under this Section 6.4(a).

b)The form of the Tenant Estoppel shall be substantially in the form of Exhibit "E" attached hereto and made a part hereof; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit "E", then Buyer shall accept any estoppel certificate and any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such tenant's lease; and provided further, however, that under no circumstances shall Buyer be required to accept any tenant estoppel certificate delivered in connection with this Section 6.4 to the extent the tenant discloses therein any material default by Seller under such tenant's Lease, or any material deviations from the terms of the applicable Lease.

c)Buyer shall, within five (5) days after Buyer's receipt of any executed Tenant Estoppels from Seller, respond to Seller in writing with any specific comments or concerns that Buyer has with respect to such Tenant Estoppels as a result of Buyer's review of such Tenant Estoppels and the applicable Lease for such tenant.  If Buyer fails to respond to Seller within such five (5) day period, the Tenant Estoppels delivered by Seller shall be deemed accepted by Buyer.  In order to be treated as a delivered Tenant Estoppel that shall count toward the Estoppel Condition for purposes of this Section 6.4, the estoppel certificate delivered by a tenant shall be dated no earlier than the expiration of the Due Diligence Period.

d)Any Tenant Estoppel that is deemed delivered in accordance with the terms of the applicable tenant's Lease shall satisfy the delivery requirement for such tenant under this Agreement.  Additionally, in the event that Seller has been unable to obtain a Tenant Estoppel as of the Closing Date, Seller shall have the option, but not the obligation, to deliver Seller estoppel certificates (“Seller Estoppels”) at or prior to Closing, which Seller Estoppels shall state the economic terms of the applicable Lease, as well as state whether or not, to Seller's actual knowledge, Seller has delivered to, or received from, any such tenants, a written notice of default.  A Seller Estoppel (if given) shall be an acceptable substitute for the respective Tenant Estoppel not yet received and shall count toward the Estoppel Condition with respect to the Required Estoppels; provided, however, Seller shall not be permitted to deliver any Seller Estoppels (i) in place of a Major Tenant, or (ii) for more than twenty percent (20%) of the open and occupied gross leasable area of the Properties (in the aggregate) that are subject to Leases having a remaining term of more than twelve (12) months.  The statements made by Seller in any Seller Estoppel shall be deemed to be representations and warranties of Seller contained in this Agreement to the same extent, and with the same effect, as if such representations and warranties were set forth in Section 9.1 of this Agreement, but in all events limited to the actual knowledge of Seller, and shall be subject to all of the terms and provisions of Section 9.1 of this Agreement, including, without limitation, the Floor (as hereinafter defined), the Cap (as hereinafter defined) and the Survival Period (as hereinafter defined).  Notwithstanding anything contained herein to the contrary, in the event a Seller delivers a Seller Estoppel to Buyer and at any time thereafter (whether before or after Closing) Seller or Buyer obtains a Tenant Estoppel which corresponds to a delivered Seller Estoppel (a “Corresponding Tenant Estoppel”), then such Corresponding Tenant Estoppel shall be substituted for the corresponding Seller Estoppel and, upon Buyer's receipt of such Corresponding Tenant Estoppel, the corresponding Seller Estoppel shall automatically become null and void and be of no further force or effect and Seller shall have no liability therefor.

e)Additionally, Seller agrees to request Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) in a commercially reasonable form as may be provided by Buyer or Buyer’s lender, from such tenants under the Leases as may be requested by Buyer’s lender; provided however, nothing contained in this Agreement shall obligate Seller to obtain, negotiate or otherwise complete any SNDAs on behalf of Buyer or Buyer’s lender, and delivery of any SNDAs shall not be a condition to Buyer’s obligation to close on the purchase of the Membership Interests pursuant to the terms of this Agreement.  Buyer shall deliver the identity of its lender to Seller, together with the fully completed SNDA forms as to such tenants where Buyer’s lender is requesting an SNDA, by no later than the expiration of the Due Diligence Period; provided, however, that if no such SNDA forms are provided to Seller prior to such deadline, then Seller shall be under no obligation to request SNDAs Agreement.

6.5Covenants of Seller Pending Closing.

a)From and after the Effective Date through the Due Diligence Period, Seller shall not, except as set forth as Schedule 6.5 attached hereto: (i) modify, cancel, extend or otherwise change in any manner the terms and provisions of the Leases (but the foregoing shall not prevent Seller, as landlord, from accepting any notice of extension, cancellation or other action received from a tenant pursuant to a right set forth in its Lease); (ii) enter into or modify any Assumed Contracts or any contracts for services or otherwise that may be binding upon any Constituent Property following Closing or upon Buyer; (iii) grant any easements on any Constituent Property; or (iv) enter into any new leases of space in any Constituent Property; in each instance without the express prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  From and after the expiration of the Due Diligence Period through the Closing Date, Seller shall not, except as set forth as Schedule 6.5 attached hereto: (i) modify, cancel, extend or otherwise change in any manner the terms and provisions of the Leases (but the foregoing shall not prevent Seller, as landlord, from accepting any notice of extension, cancellation or other action received from a tenant pursuant to a right set forth in its Lease); (ii) enter into or modify any Assumed Contracts (hereinafter defined) or any contracts for services or otherwise that may be binding upon any Constituent Property following Closing or upon Buyer; (iii) grant any easements on any Constituent Property; or (iv) enter into any new leases of space in any Constituent Property; in each instance without the express prior written consent of Buyer, which consent shall be in Buyer’s sole discretion.  Buyer agrees to deliver to Seller such consent or refusal of consent, in writing (and in the event Buyer refuses consent where Buyer’s reasonableness is required, Buyer shall include with such written refusal, with reasonable specificity, Buyer’s reasons for refusing consent), within five (5) days after receipt of a written request from Seller seeking any such consent.  In the event Buyer fails to deliver to Seller such consent or refusal of consent (including Buyer’s reasons therefor), in writing, within five (5) days after receipt of a written request from Seller, Buyer shall be deemed to have consented, in all respects, to any and all matters set forth in the written request from Seller.   Seller shall not terminate any of the Leases or Assumed

Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if Buyer does not respond in writing to Seller’s request for consent within five (5) days after Buyer’s receipt of written notice form Seller setting forth such request.

b)From the Effective Date through the Closing Date, Seller shall continue to operate the Properties in substantially the same manner as Seller has prior to the Effective Date; provided, however, Seller’s obligations under this Section 6.5(b) shall not include any obligation (i) to perform any repairs, replacements or improvements to the Properties, or (ii) to pay any other expenditure not in the ordinary day-to-day maintenance of the Properties.  In addition, as of the Closing Date, the Properties will no longer be insured under Seller’s insurance program and Buyer shall be solely responsible for maintaining insurance on the Properties on and after the Closing Date.

c)Following the expiration of the Due Diligence Period and prior to the Closing Date, Seller shall cause the applicable Property Owner to provide written notice to the counterparty to each Terminable Service Contract (as hereinafter defined) indicating that such Terminable Service Contract shall be terminated as of the Closing Date.  The term “Terminable Service Contracts” means all contracts and agreements to which any Property Owner is a party excluding the Leases, the Temporary Occupancy and Ancillary Agreements, the Property Management Agreements and the Assumed Contracts.

d)Neither Seller nor Property Owners shall voluntarily create any liens, easements or other conditions affecting any portion of the Properties or the Membership Interests (in each case that would be binding on the Buyer, the Properties or the Membership Interests following Closing) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed during the Due Diligence Period, but may be withheld in Buyer’s sole and absolute discretion thereafter.

e)Neither Seller nor Property Owners shall commence, appear, defend or settle any real estate tax proceedings (a “Tax Proceeding Action”) for any tax year or challenging the tax rates or other components used in determining real estate taxes (i) prior to the expiration of the Due Diligence Period, without providing prior written notice to Buyer, and (ii) after the expiration of the Due Diligence Period, without the prior written consent of Buyer; provided, that in the event Seller seeks to take a Tax Proceeding Action, Seller shall provide Buyer with a request not less than ten (10) days prior to the statutory filing deadline to take such Tax Proceeding Action and, if Buyer does not provide a reasonable basis for refusing to consent to Tax Proceeding Action on or before the date which is one (1) day prior to the filing deadline, Seller shall be entitled to take such Tax Proceeding Action.

f)Other than liens or other encumbrances that will be released by Seller prior to Closing and except as otherwise permitted by, or contemplated under, this Agreement, Seller further agrees that it shall, with respect to the Property Owners: (i) not amend or otherwise change the organizational documents of the Property Owners; (ii) not issue, deliver, sell, pledge dispose or encumber any of the Membership Interests, or any interests convertible into, or exchangeable or exercisable for, the Membership Interests; and (iii) not permit the Property Owners to make any loans, advances or capital contributions to, any other person.

g)As of the Effective Date, (i) RVI owns an eighty-percent (80%) membership interest in Isabella II and (ii) AK Puerto Rico LLC (the “AK Member”) owns the remaining twenty percent (20%) interest in Isabella II (the “AK Membership Interest”).  Pursuant to the terms of that certain Amended and Restated Operating Agreement of DDR Isabella II LLC, S.E. dated as of August 23, 2007 (as amended or assigned, the “Isabella II Operating Agreement”), RVI has the right to require the AK Member to sell its AK Membership Interest to the Buyer conditioned upon Buyer’s acquisition of the RVI Membership Interest.  Promptly following the Effective Date, RVI shall deliver the Transfer Notice (as defined in the

Isabella II Operating Agreement) to the AK Member in accordance with the terms of the Isabella II Operating Agreement.  If, for any reason, the sale of the AK Membership Interest is not effectuated on the Closing Date, the parties shall nonetheless proceed to Closing on the acquisition of all of the Membership Interests (other than the Membership Interests in Isabella II) without any reduction of the Purchase Price; and, following Closing, the parties shall use commercially reasonable efforts to effectuate the conveyance of the AK Membership Interest to Buyer.  Promptly following the Buyer’s acquisition of the AK Membership Interest (whether on the Closing Date or thereafter), Buyer shall amend or amend and restate all of the organizational documents of Isabella II (in a form reasonably acceptable to Seller) in order to eliminate any obligations, liabilities and indemnities burdening Seller or any of Seller’s affiliates pursuant to the Isabella II Operating Agreement and any documents entered into in connection therewith.  Upon request of Seller, Buyer shall provide written evidence of the documents in the foregoing sentence along with a certification that such documents are true, correct and complete in all material respects.  The provisions of this Section 6.5(g) shall survive Closing.

h)Seller shall not cancel, compromise or settle any suit, litigation, arbitration, claim, action or proceeding with respect to the Membership Interests or the Properties to the extent that such cancellation, compromise or settlement would adversely affect Buyer, the Properties or the Membership Interests following Closing, including, without limitation, the Current Litigation (as hereinafter defined).  From and after the Effective Date and through Closing, Seller may continue pursuing the Pending Rent Litigation and the Current Litigation and shall keep Buyer reasonably informed as to the status of such Pending Rent Litigation and the Current Litigation.  Following the Effective Date and through Closing, with respect to any Current Litigation that is not being defended by the Seller or Property’s Owner’s insurance provider, the Seller (on behalf of itself and the Property Owners) shall continue to use commercially reasonable efforts to defend such matters consistent with past practice.  At or promptly following Closing,  Seller shall have no further obligations with respect to Current Litigation (other than as set forth in the subsequent sentence) and the parties shall coordinate the transition of all Current Litigation matters such that Buyer may adequately defend itself and the Property Owners in such Current Litigation.  From and after the Effective Date and following Closing, the parties shall reasonably cooperate with each other in pursuing and resolving the Pending Rent Litigation and the Current Litigation (provided that no party shall be obligated to incur any material obligation or provide any indemnity that is not otherwise contemplated by this Agreement).  All of the rights and obligations under this Section 6.5(h) are subject to the rights and obligations of the parties under Section 5.1(a).

SECTION 7CONDITION OF PROPERTIES.

7.1“As-Is” Condition.  BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTIES AND THE PHYSICAL CONDITION OF THE PROPERTIES TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE MEMBERSHIP INTERESTS.  BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTIES BY BUYER AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY PARTNER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE PROPERTIES, THE CONDITION OF THE PROPERTIES OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER IS PURCHASING,

AND AT CLOSING WILL ACCEPT THE MEMBERSHIP INTERESTS AND IS TAKING THE PROPERTIES ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY CONSTITUENT PROPERTY.

AS USED IN THE PRIOR PARAGRAPH, THE TERM “CONDITION OF THE PROPERTIES” MEANS THE FOLLOWING MATTERS: (I) THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTIES; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTIES; THE LOCATION OF THE PROPERTIES IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA; THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTIES AND THE IMPROVEMENTS LOCATED THEREON; AND (II) THE COMPLIANCE OR NON-COMPLIANCE OF SELLER OR THE OPERATION OF THE PROPERTIES OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF: (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT ANY CONSTITUENT PROPERTY THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF A CONSTITUENT PROPERTY UNDER ANY APPLICABLE LEGAL REQUIREMENTS; AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE PROPERTIES.

BUYER KNOWINGLY AND EXPRESSLY WAIVES THE WARRANTIES AGAINST LATENT AND HIDDEN DEFECTS IMPOSED BY THE CIVIL CODE OF PUERTO RICO UPON SELLERS OF REAL AND PERSONAL PROPERTY WITH RESPECT TO THE SALE OF THE MEMBERSHIP INTERESTS, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST HIDDEN DEFECTS SET FORTH IN ARTICLE 1261 OF THE PUERTO RICO CIVIL CODE.  BUYER DECLARES AND ACKNOWLEDGES THAT IT HAS VOLUNTARILY AGREED TO THE WAIVER OF THE WARRANTY AGAINST HIDDEN DEFECTS AND CLAIMS SET FORTH IN THE PRECEDING SENTENCES WITH FULL AND COMPLETE KNOWLEDGE OF THE RISKS AND LEGAL CONSEQUENCES WHICH SUCH WAIVER ENTAILS.

Except as specifically set forth in this Agreement, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Seller) directly or indirectly, verbally or in writing, and Seller is not and shall not be liable or bound by any such statement and/or information.

7.2Seller Disclaimer.  Except as specifically set forth in this Agreement, Seller specifically disclaims any representation, warranty or guaranty with respect to the Properties, express or implied, including, but not limited to, any representation or warranty as to the Properties’ condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to the Properties.

7.3Release of Claims Under Environmental Laws.  Buyer, on behalf of itself and all future owners and occupants of each Constituent Property, hereby waives and releases Seller from any claims arising out of the environmental condition of any Constituent Property and all claims under any applicable federal, state or local environmental laws (“Environmental Laws”).  For purposes of this Agreement, the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances.  The foregoing waiver and release shall survive Closing.

SECTION 8DUE DILIGENCE.

8.1Seller’s Due Diligence Materials.  Within five (5) business days after the Effective Date, Seller will either make available (either at a physical location or via electronic data room) or deliver to Buyer, as and if available, a copy of the information set forth on Schedule 8.1 to facilitate Buyer’s due diligence review of the Properties (the “Due Diligence Material”).   To the extent that any Due Diligence Materials are available only at the Properties, Seller will facilitate Buyer and Buyer’s employees, accountants, attorney and consultants, upon reasonable advance request therefor, to examine the same during normal business hours at Buyer’s cost and expense.  Seller, however, shall have no liability with regard to such Due Diligence Material and shall not be required to update the Due Diligence Material or provide any such Due Diligence Material that is not in Seller’s custody or control.  Further, Seller makes no representation or warranty regarding the accuracy of the information contained in the Due Diligence Material and Seller shall have no obligation or liability with respect to any of the Due Diligence Material.  Any costs associated with the Due Diligence Material beyond the first copy provided to Buyer will be at Buyer’s expense.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.

8.2Inspections and Reports; Review of Commitments and Survey.

a)During the period commencing on the Effective Date and expiring at 5:00 PM (Eastern Time) on July 6, 2021 (as may be extended, the “Due Diligence Period”), Seller shall permit Buyer and Buyer’s representatives to review the Due Diligence Materials, the organizational documents for the Property Owners and to enter the Properties at any time during normal business hours for the purpose of conducting inspections and investigations reasonably required by Buyer in order to determine the suitability of the Properties for Buyer’s purposes (collectively, the “Inspections”).  Buyer, in its sole discretion, may extend the Due Diligence Period by seven (7) additional days until 5:00 PM (Eastern Time)

on July 13, 2021, by written notice given to Seller prior to the expiration of the original Due Diligence Period; provided that Buyer reconfirms in this written notice to Seller of Buyer’s commitment to the Purchase Price and that it is working in good faith to complete the Inspections.  During the Due Diligence Period, pursuant to Section 3.2 herein, Buyer shall also review the status of title to the Properties as set forth in the Commitments and all matters relating to the Surveys.  Buyer shall promptly repair any damage to the Properties attributable to the conduct of the Inspections, and shall promptly return the Properties to substantially the same condition as existed prior to the conduct thereof.  No Inspections shall be conducted without Seller’s approval as to the time and manner thereof, which approval shall not be unreasonably withheld, conditioned or delayed.  At Seller’s request, any such Inspection shall be performed in the presence of a representative of Seller; provided Seller makes such representative available.  Any such Inspection shall be subject to any limitation under the Leases and shall be performed in a manner which does not materially interfere with the use, operation, or enjoyment of the Properties, including, but not limited to, the rights of any tenant on any Constituent Property. Buyer shall cause copies of all information and written materials obtained or generated by third parties in connection with the conduct of all Inspections, including any tests and environmental studies conducted of any Constituent Property (“Reports”), to be delivered to Seller if the Closing fails to occur.

b)Buyer, in its sole discretion, may terminate this Agreement for any reason or no reason at all, by written notice given to Seller prior to the expiration of the Due Diligence Period, in which event neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement.  If Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived the contingency set forth in this Section 8.2(b), and elected to proceed with the purchase of the Membership Interests.

c)Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any actual losses, liabilities, damages (excluding consequential, special or speculative damages), out-of-pocket costs or expenses incurred by Seller as a result of Buyer’s exercise of the right of inspection granted under this Section 8.2; provided, the foregoing shall not apply to the extent caused by Seller, the Property Owners or their affiliates, agents or employees’ gross  negligence or willful misconduct.  Buyer acknowledges and agrees that any such Inspections conducted by Buyer or Buyer’s agents and representatives shall be solely at the risk of Buyer.  Buyer shall carry commercial general liability insurance covering all activities conducted by Buyer, its agents, contractors and engineers on any Constituent Property.  Such insurance shall have limits of not less than One Million Dollars ($1,000,000.00) for personal injury to or death of any one person, Two Million Dollars ($2,000,000.00) for personal injury to or death of any number of persons in any one accident and One Million Dollars ($1,000,000.00) for property damage, and shall name Seller as an additional insured.  Prior to any entry onto any Constituent Property by Buyer or its agents or representatives, and as a condition to Buyer’s right to enter onto any Constituent Property, Buyer shall provide proof of such insurance to Seller. All of the obligations of Buyer under this Section 8.2 shall survive Closing or the termination of this Agreement.

8.3Confidentiality.

a)Each party hereto agrees that it shall treat this Agreement, all Due Diligence Material and Reports as confidential materials and shall not disclose any portion thereof except: (i) to the extent necessary in connection with its evaluation of the Properties; (ii) to the extent required by law; (iii) to Buyer’s mortgage lender(s) or investors, if any, involved in the transaction contemplated by this Agreement; (iv) to the extent such information is published or becomes publicly available through no fault of either party; (v) is rightfully received from a third party, not in breach hereof, or was known or had been obtained by Buyer prior to the date hereof from a party or source not known to Buyer to be subject to confidentiality; or (vi) with the express written consent of either party; provided that if any party shares this

Agreement, the Due Diligence Material or any Reports with a third party then such party shall inform the recipient of the confidential nature of the information and such recipient shall agree to maintain the information received as confidential and use it for the sole purpose of evaluating the transaction contemplated by this Agreement.  If this Agreement terminates in accordance with the terms hereof, Buyer shall promptly return to Seller or destroy all Due Diligence Material it received and shall not retain any copies of the Due Diligence Material.  Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor Buyer’s agents shall contact any governmental authority regarding Buyer’s discovery of any Hazardous Substances (as hereinafter defined) on, or any environmental conditions at, any Constituent Property without Seller’s prior written consent thereto.  In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.  For the purposes of this Agreement, the term “Hazardous Substances” shall have the same definition as is set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq. (the “Superfund Act”); provided, however, that the definition of the term “Hazardous Substances” shall also include (if not included within the definition contained in the Superfund Act) petroleum and related byproducts, hydrocarbons, radon, asbestos, urea formaldehyde and polychlorinated biphenyl compounds.  Buyer agrees that Seller may seek injunctive relief to prevent or limit an unauthorized disclosure of the Due Diligence Material and Reports and also may pursue any other remedies available under law or equity as a result of a breach or anticipated breach of this Section 8.3.  All of the obligations of Buyer and Seller under this Section 8.3(a) shall survive Closing or any termination of this Agreement.

b)Without the prior written consent of Seller, Buyer will not make any public disclosure or issue any press release pertaining to the existence of this Agreement or to the proposed acquisition of the Properties prior to the Closing.  Without limiting the generality of the preceding sentence, each of the parties acknowledges and agrees that (x) Seller may be required to attach or include this Agreement or a description thereof to or within filings with the Securities and Exchange Commission as a result of RVI being a publicly traded company in the United States and that such disclosures may be made by Seller (and its affiliates) without Buyer’s prior consent.  The provisions of this Section 8.3(b) shall survive Closing or any termination of this Agreement for a period of three (3) years.

c)This Section 8.3 shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties.

SECTION 9REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1By Seller.  Subject to and except as otherwise disclosed on Schedule 9.1 attached hereto (as to the respective representations and warranties set forth below that are noted thereon), Seller represents, warrants and covenants to Buyer as of the Effective Date (collectively, the “Seller Representations”) that:

a)Each of the Property Owners (i) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and (ii) is duly qualified to do business and in good standing under the laws of the Commonwealth of Puerto Rico.

b)Each Seller has the capacity and authority to execute this Agreement and perform the obligations of each Seller under this Agreement.  All action necessary to authorize the execution, delivery and performance of this Agreement by each Seller has been taken, and such action has not been rescinded or modified.  Upon the execution of this Agreement, this Agreement will be legally binding upon each Seller.  The person signing this Agreement on behalf of each Seller has been duly authorized to sign and deliver this Agreement on behalf of each Seller.

c)The execution and delivery of this Agreement and performance by each Seller will not conflict with or result in a violation of, or breach of, or constitute a default under, any organizational document, contract, agreement, or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party and which affects the Properties or the Membership Interests.

d)To the actual knowledge of Seller, the execution and delivery of this Agreement and performance by each Seller will not conflict with or result in a violation of, or breach of, any law or administrative regulation which affects the Properties or the Membership Interests.

e)Except for any encumbrances that will be removed prior to Closing and subject to DDR Isabela II’s organizational documents, RVI is the sole owner of the RVI Membership Interests and has good and marketable title to the RVI Membership Interests, clear and free of all encumbrances and with no restriction on the voting rights or other incidents of record or beneficial ownership pertaining thereto.  Except for any encumbrances that will be removed prior to Closing and subject to the Property Owners’ respective organizational documents, RVT PR is the sole owner of the RVT PR Membership Interests and has good and marketable title to the RVT PR Membership Interests, clear and free of all encumbrances and with no restriction on the voting rights or other incidents of record or beneficial ownership pertaining thereto.  All of the Membership Interests are duly authorized, validly issued, fully paid and non-assessable.

f)Each Seller has not: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Seller or any of its property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same.

g)Neither Seller nor any Property Owner is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

h)To the actual knowledge of Seller and except (i) as may be covered by Seller or a Property Owner’s insurance policy and listed on Schedule 9.1(h) or (ii) as listed on Schedule 5.1(a)-1 or 5.1(a)-2 (collectively, the “Current Litigation”), neither Seller nor any Property Owners has received written notice of any material legal actions, suits or similar proceedings pending and served against any Constituent Property, nor, to the actual knowledge of Seller, has any material legal action, suit or similar proceeding been threatened in writing against any Constituent Property, within the twelve (12) month period prior to the Effective Date, which in any case, has not been cured, dismissed, settled or otherwise resolved.

i)Within the twelve (12) month period prior to the Effective Date, Seller has not received written notice of any pending actions, nor to Seller’s actual knowledge are there any threatened actions in writing, by any governmental authority having the power of condemnation or eminent domain which might result in all or any material portion of the Properties or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof, which in any case, has not been cured, dismissed, settled or otherwise resolved.

j)Within the twelve (12) month period prior to the Effective Date, Seller has received no written notice from any governmental authority alleging that any Constituent Property is in material violation of applicable laws, ordinances or regulations which has not been cured, dismissed, settled or otherwise resolved.

k)Within the twelve (12) month period prior to the Effective Date, the Properties have not been materially damaged by fire or other casualty except for such damage that has been fully repaired and restored prior to the Effective Date. Seller has received no written notice of any requirement or recommendation by any lender, insurance companies, or governmental body or agencies requiring or recommending any material repairs or work to be done on the Properties which have not already been completed;

l)To the actual knowledge of Seller and other than the Temporary Occupancy and Ancillary Agreements, the Leases set forth on Exhibit “C-1” attached hereto are the only leases in effect with respect to the Properties or any portion thereof as of the Effective Date and such list is a true, accurate and complete list of all Leases and all amendments, supplements and modifications thereof, affecting the Properties. The Leases delivered to Buyer are true, correct and complete and include all amendments, supplements and modifications in the Seller’s possession. To the actual knowledge of Seller, the Leases are valid and in full force and effect. The Property Owners have the sole right to collect the rents under the Leases and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller or any Property Owner, except in favor of any lender of Seller and Property Owner (and their affiliates), which encumbrances shall be releases at or before Closing.

m)Within the twelve (12) month period prior to the Effective Date, Seller has received no written notice that any tenant or lease guarantor is the debtor in any pending bankruptcy proceeding.

n)To the actual knowledge of Seller, and except as disclosed in any environmental assessment or other environmental report or documentation included as part of the Due Diligence Material, within the twelve (12) month period prior to the Effective Date, neither Seller nor any Property Owner has received written notice that the Properties are in material violation of any Environmental Laws which has not been cured, dismissed, settled or otherwise resolved.

o)Neither Seller nor any Property Owner has  executed or entered into any other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Properties other than this Agreement, the Leases and the Permitted Exceptions which remain binding upon any Property Owner or the Properties.

p)Except as provided in the Leases and on Schedule 5.7, as of the Effective Date,  no leasing commissions or similar fees are payable in connection with the Leases.

q)Except as expressly provided in the Leases, to the actual knowledge of Seller, none of the tenants under the Leases have a right of first refusal to purchase the Properties or any part thereof.

r)Seller has delivered to Buyer true, accurate and complete copies of each Property Owner’s organizational documents and all amendments thereto, if any.

s)Other than the Assumed Contracts, the Leases, the Temporary Occupancy and Ancillary Agreements, the Property Management Agreements and any recorded Permitted Exceptions, as of the Effective Date there are no contracts and/or agreements, whether written or oral of the Property Owners which: (i) cannot be cancelled by the applicable Property Owner without penalty or without more than 30 days' notice; (ii) which may survive Closing, or (iii) includes an obligation on behalf of the Property Owner to pay an amount equal to $50,000 or more (excluding contingent indemnity obligations) in any calendar year.

t)To Seller’s actual knowledge, each Assumed Contract is valid and binding on the applicable Property Owner in accordance with its terms and is in full force and effect. Neither the applicable

Property Owner nor, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Assumed Contract.

u)To Seller’s actual knowledge, the Seller and Property Owners are in material compliance with the terms of the Property Owners’ respective operating agreements including, without limitation, compliance with the “special purpose” entity covenants therein.

v)Seller is not: (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA/the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Code, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

w)None of: (i) Seller, any affiliate of Seller or any person controlled by Seller, (ii) any person who owns a controlling interest in or otherwise controls Seller, (iii) if Seller is a privately held entity, any person otherwise having a direct beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller, or (iv) any person for whom Seller is acting as agent or nominee in connection with this investment, is a country, territory, person, organization, or entity named on an OFAC List (as hereinafter defined), or is a prohibited country, territory, person, organization, or entity under any economic sanctions program administered or maintained by OFAC. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and “OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC), and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

x)Except as set forth on Schedule 9.1(x), within the twelve (12) month period period prior to the Effective Date Seller has not delivered written notice to any tenant that such tenant is in monetary default under its Lease.

y)No Property Owner has any employees on site at the Properties providing on-site services to the Properties and all such services are performed by Seller’s or a Property Owner’s manager of the Properties.

z)To Seller’s knowledge, the rent roll attached hereto as Schedule 9.1(z) (the “Rent Roll”) is true and correct in all material respects as of the date, and as to the information, stated therein.

If Seller discovers that any of the representations or warranties of Seller in Section 9.1 is inaccurate or incomplete as a result of a change of fact or circumstances (and not as a result of a representation or warranty otherwise being materially inaccurate as of the Effective Date or a representation or warranty becoming materially inaccurate after the Effective Date and prior to Closing due to a breach or default by Seller under this Agreement), then Seller shall promptly deliver written notice to Buyer of such change in facts or circumstances (each a “Change Notice”).  Upon Seller’s delivery to Buyer of any Change Notice, the representation and warranty described in such Change Notice shall be deemed updated and/or revised as described in the Change Notice, and Seller shall have no liability to Buyer therefor.

In the event that any representation or warranty by Seller in Section 9.1 above is materially inaccurate as of the Closing Date (as disclosed to Buyer or as otherwise known by Buyer or discovered by Buyer prior to Closing), and if such material inaccuracy is due to either: (i) such representation or warranty otherwise being materially inaccurate as of the Effective Date; or (ii) such representation or warranty becoming materially inaccurate after the Effective Date and prior to Closing due to a breach or default by Seller under this Agreement; then only under such circumstances shall Buyer, as its sole and exclusive remedy, have the right to (A) terminate this Agreement, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent (without the requirement or need to receive written instructions from Seller), and neither party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, or (B) waive same and proceed to Closing (and in each case Buyer expressly waives the right to sue Seller for damages).  Buyer may bring an action or proceeding alleging the untruth, inaccuracy or breach of any such warranties, representations and agreements that expressly survive Closing as provided for herein within the Survival Period, and the warranties, representations and agreements at issue will survive until full and final determination of the action or proceeding.  However, if Buyer proceeds to Closing with knowledge of any such untruth, inaccuracy or breach of any warranty, representation or agreement, Buyer is deemed to have waived any claims with respect to each such warranty, representation or agreement (provided that Buyer shall be deemed to have knowledge of any information contained within the Due Diligence Materials, Reports, Tenant Estoppels and any communications with Seller or either of Buyer or Seller’s employees, affiliates, representatives, brokers, agents, accountants or attorneys).  Buyer shall be deemed to have actual knowledge of all matters arising and/or disclosed in any Tenant Estoppels delivered to Buyer at or prior to Closing, and Seller’s representation and warranties as contained herein shall be deemed automatically updated to reflect all such matters arising and/or disclosed in any Tenant Estoppel upon delivery of such Tenant Estoppel to Buyer.  Subject to the limitations in this paragraph, following Closing, Seller shall reimburse Buyer’s damages arising out of any untruth, inaccuracy or breach of any surviving warranty, representation or agreement hereunder, provided, however, that: (1) the valid claims for all such breaches hereunder aggregate to more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Floor”); (2) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller after the Closing Date and prior to the expiration of the Survival Period; and (3) in no event shall Seller’s aggregate liability to Buyer for all breaches of surviving warranties, representations and agreements hereunder exceed the amount of Fifteen Million Five Hundred Thousand and 00/100 Dollars ($15,000,000.00) (the “Cap”).  The warranties, representations and agreements of Seller as set forth in this Section 9.1 shall survive Closing for a period of two-hundred seventy (270) days (the “Survival Period”) after the Closing Date.  Notwithstanding the foregoing, the Seller Representations made under Sections 9.1(b), 9.1(c), 9.1(e), 9.1(r), 9.1(w) and 9.1(y) (the “Fundamental Reps”) shall not be subject to the Cap and shall survive closing for a period of five hundred forty (540) days.  From and after the Closing and through the Survival Period, RVI agrees to maintain a net worth not less than the amount of the Cap.

As used in this Agreement, any and all references to “Seller’s knowledge,” “Seller’s actual knowledge” or phrases of similar import shall mean the conscious awareness of facts or other relevant information, without investigation or inquiry, by John Cattonar, Senior Vice President of Investments.

9.2By Buyer.  Buyer represents and warrants to Seller as of the Effective Date that:

a)Buyer is duly created and validly existing pursuant to the laws of the jurisdiction of its organization and is duly qualified to do business in the jurisdiction in which the Properties are situated (or will be at Closing) if and to the extent that such qualification is required.

b)Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement.  All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken, and such action has not been rescinded or modified.  Upon the execution of this Agreement, this Agreement will be legally binding upon Buyer.  The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

c)Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

d)Neither the execution of this Agreement nor the consummation of the transactions contemplated herein by Buyer will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.

e)No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Buyer’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

f)None of the funds to be used for payment by Buyer of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”).

g)Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders, and government guidance, including the reporting, record keeping, and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.  None of:  (i) Buyer, any affiliate of Seller or any person controlled by Buyer, (ii) any person who owns a controlling interest in or otherwise controls Buyer, (iii) if Buyer is a privately held entity, any person otherwise having a direct beneficial interest (other than with respect to an interest in a publicly traded entity) in Buyer, or (iv) any person for whom Buyer is acting as agent or nominee in connection with this investment, is a country, territory, person, organization, or entity named on an OFAC List, or is a prohibited country, territory, person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

Buyer shall fully disclose to Seller, promptly upon Buyer’s becoming aware of its occurrence, any change in facts or circumstances of which Buyer becomes aware prior to the Closing that affect the representations and warranties set forth above.  In the event that any representation or warranty by Buyer is not materially accurate as of the Closing, Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be delivered and paid to Seller by the Escrow Agent and neither party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Seller expressly waives the right to sue Buyer for damages.

SECTION 10DEFAULT.

10.1Seller Default.  Notwithstanding any provision in this Agreement to the contrary, if the Closing does not occur by reason of a material default by Seller which continues until the expiration of two (2) days after written notice from Buyer, then Buyer shall have the right, as its sole and exclusive remedy, to (i) terminate this Agreement, in which event Buyer shall receive the Earnest Deposit (without the requirement or need to receive written instructions from Seller) and a reimbursement from Seller for all of Buyer’s out-of-pocket expenses incurred by Buyer in connection with this Agreement through the date of such termination, provided, however, that such expenses shall not exceed $1,500,000 (the “Pursuit Costs”) and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination, (ii) waive such default and proceed to the Closing without a reduction in the Purchase Price, or (iii) provided Buyer is not otherwise in material default under this Agreement, bring an action for specific performance of Seller’s obligations hereunder, in which case Seller shall be liable to Buyer for all of Buyer’s costs and expenses relating to such specific performance action (not to exceed the Pursuit Costs), within ninety (90) days following the scheduled Closing Date.   Anything in this Section 10.1 to the contrary notwithstanding, if Seller intentionally breaches this agreement and conveys any of the Properties or Membership Interests in violation of this Agreement, then Buyer shall be entitled to all remedies available in law and equity (including consequential damages) and shall not be limited in any way to its Pursuit Costs.

10.2Buyer Default.  Notwithstanding any provisions of this Agreement to the contrary, if Buyer breaches or defaults under this Agreement, or if Buyer otherwise fails to timely close this transaction for reasons other than Seller’s default or the failure of any of the express conditions to Buyer’s performance, and if such breach, default and/or failure by Buyer continues and is not fully cured within two (2) days after written notice from Seller, then this Agreement shall terminate, and the Earnest Deposit shall be delivered to Seller as agreed-upon liquidated damages as Seller’s sole remedy.  Seller and Buyer acknowledge that:  (i) it would be impossible to accurately determine Seller’s damages in the event of Buyer’s default; (ii) the Earnest Deposit is fair and equitable; and (iii) Seller expressly waives the right to exercise any and all other rights available at law or in equity.  The limitation of damages set forth herein shall not apply to any indemnities, covenants or obligations of Buyer which expressly survive either the termination of this Agreement or Closing, for which Seller shall be entitled to all rights and remedies available at law or in equity.

SECTION 11BROKERS.  Buyer and Seller each represent and warrant to the other that they have not been represented by any broker in connection with the sale of the Membership Interests other than (i) Goldman Sachs & Co. LLC (the “Seller Broker”) and (ii) Lazard Freres & Co. (the “Buyer Broker”), and no commissions or fees are due to any other broker or finder by reason of either party’s actions in this matter.  Seller shall pay Seller Broker and Buyer shall pay Buyer Broker, in each case pursuant to a separate commission agreement. Buyer and Seller shall each be responsible for all liability, if any, for any broker or finder fees payable with respect to the sale of the Membership Interests that are attributable to its actions.  Seller and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Membership Interests.  The indemnity obligations in this Section 11 shall survive the termination of this Agreement or the Closing.

SECTION 12EMINENT DOMAIN.  In the event of the taking of a portion of the Properties by eminent domain for any public or quasi-public use, or if notice of intent of a taking or a sale in lieu of taking is received by Seller or Buyer, at or prior to the Closing, where the value of the Properties being taken is in excess of $30,000,000, then Buyer shall have the right, to be exercised within fifteen (15) days after notice of such taking by written notice to Seller (and the Closing shall automatically be adjourned if such notice is given less than fifteen (15) days prior to the Closing Date), to terminate this Agreement, in which event Buyer shall receive the Earnest Deposit and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination.  In the event this Agreement is not terminated, Buyer shall consummate this transaction on the Closing Date (with no reductions in the Purchase Price), and Buyer shall be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Properties to be conveyed to Buyer.  For clarity, Buyer and Seller acknowledge and agree that in the event Seller delivers notice to Buyer in accordance with the foregoing Section 12, in no event shall such notice of any new taking or intent of taking by eminent domain for any public or quasi-public use constitute a breach by Seller of Section 9.1(i) above, and Seller shall have no liability to Buyer therefor; provided, however, Buyer shall retain its rights under this Section 12.

SECTION 13CASUALTY.  If prior to the Closing Date, there is a fire or other casualty at the Properties that causes damages in excess of $30,000,000, then Seller shall notify Buyer in writing of such fact (which writing shall detail the amount of insurance recoverable) and Buyer shall have the option to terminate this Agreement upon notice to Seller given within fifteen (15) days after Buyer’s receipt of Seller’s written notice aforesaid (and the Closing shall automatically be adjourned if such notice is given less than fifteen (15) days prior to the Closing Date).  Upon such termination, the Escrow Agent shall return the Earnest Deposit to Buyer (without the requirement or need to receive written instructions from Seller), this Agreement shall terminate and neither party shall have any further obligation or liability to the other.  In the event Buyer does not so elect to terminate this Agreement as aforesaid, or there is damage to or destruction of less than $30,000,000, Seller shall assign to Buyer any insurance claims and proceeds, and the amount of any deductible shall be subtracted from the Purchase Price and Buyer shall acquire the Membership Interests pursuant to this Agreement without any other reduction in the Purchase Price.  In the event the applicable insurer will not consent to the assignments of any insurance claim to Buyer, Seller shall pursue the applicable insurance claim on behalf of Buyer (and Buyer shall assist Seller as reasonably requested by Seller) and will turn over insurance proceeds from such claim to Buyer.

SECTION 14TAXES AND TAX MATTERS.

14.1Seller’s Responsibilities.

(a)Seller shall cause to be duly and timely made or prepared all Tax Returns (as hereinafter defined) required to be made or prepared pertaining or with respect to its ownership of the Membership Interests for the period up to the Closing Date, and to duly and timely file all Tax Returns and pay all Taxes required to be filed and paid by Seller pertaining thereto, to the extent that any such Tax Returns have not previously been filed and taxes paid; provided that, to the extent Seller has obtained an extension for the filing of any Tax Return or the payment of any applicable taxes prior to the Closing Date, then Seller shall cause the applicable Tax Return to be filed and/or the applicable taxes to be paid prior to the applicable extension date.  “Tax Return” means any return, statement, report, declaration, election, notice or form (including estimated tax returns and reports, withholding tax returns and reports, any schedule or attachment, and information returns and reports) and any other document, whether in tangible or electronic form, required to be filed with respect to income taxes, personal property taxes, volume of business taxes, municipal construction excise taxes, sales and use taxes or any other consumption taxes.  Seller and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against any and all claims, demands, actions and judgments pertaining to the Tax Returns (and the taxes owed pursuant thereto or otherwise in respect of a Tax period (or portion thereof) ending on or before the Closing Date (in the case of indemnification of Seller) or a Tax period (or portion thereof) commencing after the Closing Date (in the case of indemnification of Buyer)) for which the indemnifying party is responsible hereunder.  This Section 14.1(a) shall survive the Closing Date.

(b)The Property Owners have duly and timely filed all income and other Tax Returns that they were required to file under applicable laws. All such Tax Returns were correct and complete and have been prepared in compliance with all applicable laws.  All Taxes shown as due on such Tax Returns have been timely paid.  Each Property Owner (other than DDR Isabela II) has always been and will on the Closing be  disregarded as an entity separate from RVI and DDR Isabella II has always been and will on the Closing be a partnership, in each case, for U.S. federal income tax purposes.

(c)Except as set forth on Schedule 14.1(e), each of the Property Owners is not currently the beneficiary of any extension of time within which to file any Tax Return.

(d)The Property Owners have withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)No foreign, federal, Commonwealth, state, or local tax audits or administrative or judicial Tax proceedings are pending or (to Seller’s actual knowledge) being conducted with respect to such Property Owners. Schedule 14.1(e) lists all federal, Commonwealth, state, local, and foreign income Tax Returns filed with respect to the Property Owners for taxable periods ended on or after January 1, 2019, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(f)The Property Owners have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)This Section 14.1 contains the sole and exclusive representations of the Property Owners with respect to Taxes and shall only be construed and interpreted as applying to Taxes attributable to Pre-Closing tax periods (or portions thereof) and shall not apply in any respect to Taxes attributable to Post-Closing tax periods (or portions thereof).

(h)The Property Owners’ current basis for each of the Constituent Properties as of May 31, 2021 is accurately as set forth on Schedule 14.1(h) attached to this Agreement.

For purposes of this Agreement “Taxes” and “Tax” shall mean any federal, state, Commonwealth, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment or employment insurance, disability, workers’ compensation, real property, personal property, sales, use, transfer, registration, municipal license (“patente”), municipal construction excise tax, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

14.2Buyer’s Responsibilities.  Buyer shall cause to be duly and timely made or prepared all Tax Returns (and pay all taxes) required to be made or prepared (or paid) pertaining or with respect to its ownership of the Membership Interests for the period including and following the Closing Date, and to duly and timely file all Tax Returns required to be filed by it pertaining thereto.  Seller agrees to reasonably cooperate with Buyer and provide such information as necessary for Borrower to properly perform its obligations under this Section 14.2.

14.3Seller and Buyer Indemnifications.

a)Seller and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against any and all claims, demands, actions and judgments pertaining to the Tax Returns

(and the Taxes owed pursuant thereto or otherwise in respect of a Tax period (or portion thereof) ending on or before the Closing Date (in the case of indemnification of Seller) or a Tax period (or portion thereof) commencing after the Closing Date (in the case of indemnification of Buyer)) for which the indemnifying party is responsible hereunder, subject, however, to the Survival Period, the Liability Floor, the Liability Cap and all of the other terms and limitations set forth (and as provided) in Section 9.1.

b)The terms and provisions of this Section 14 shall survive the Closing.

SECTION 15MISCELLANEOUS

15.1Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to rules regarding conflicts of laws.

15.2Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

15.3Entire Agreement.  This Agreement, together with the attached exhibit(s), contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged herein.

15.4Modifications and Waivers.  This Agreement cannot be changed nor can any provision of this Agreement, or any right or remedy of any party, be waived orally.  Changes and waivers can only be made in writing, and the change or waiver must be signed by the party against whom the change or waiver is sought to be enforced.  Any waiver of any provision of this Agreement, or any right or remedy, given on any one or more occasions shall not be deemed a waiver with respect to any other occasion.

15.5Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

15.6Assignment.  Buyer may not assign its rights and obligations under this Agreement without Seller’s prior written consent; provided, however, at and concurrently with a Closing hereunder, Buyer may assign its rights and obligations under this Agreement without the consent of Seller, provided and on the condition that: (i) Buyer shall have given Seller written notice of the assignment and the identity of the assignee at least five (5) days prior to Closing; (ii) Buyer or a principal of Buyer shall own a controlling interest in the assignee; and (iii) such assignee shall have assumed Buyer’s obligations hereunder by a written instrument of assumption in form and substance reasonably satisfactory to Seller.  Notwithstanding any such assignment, Buyer shall nevertheless remain liable for all of Buyer’s obligations hereunder.

15.7Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when made by personal delivery, sent next business day by delivery by a nationally recognized overnight courier, addressed as follows, or e-mail followed by another permitted means of delivery.  Notice shall be deemed given on the date on which the notice is received by a party in the case of personal delivery or e-mail, or on the next business day immediately following receipt by the courier, in the case of an overnight courier:

If to Seller:	c/o Retail Value Inc. 3300 Enterprise Parkway Beachwood, Ohio 44122

Attn:John Cattonar
E-mail:jcattonar@sitecenters.com

With a copy to:	c/o Retail Value Inc. 3300 Enterprise Parkway Beachwood, Ohio 44122

Attn:Michael Owendoff
E-mail:mowendoff@sitecenters.com

And with a copy to:	Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114

Attn:Peter C. Bergan, Esq.
Email:pbergan@jonesday.com

If to Buyer:	Kildare Acquisitions US, LLC 1999 Avenue of the Stars, Suite 2000 Los Angeles, California 90067

Attn:Nicholas Colonna
E-mail:ncolonna@kildarepartners.com

With a copy to:	Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, California 90067

Attn:Jesse Sharf, Esq.
E-mail:JSharf@gibsondunn.com

If to Escrow Agent:	First American Title Insurance Company Skylight Office Tower

1660 West Second Street, Suite 650

Cleveland, Ohio  44113
Attn:Rebecca S. Groetsch
E-mailrgroetsch@firstam.com

15.8Section Headings.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.9Severability.  If one or more of the provisions of this Agreement or the application thereof shall be invoked, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

15.10Time of the Essence.  The parties agree that time is of the essence and that the failure of a party hereto to perform any act on or before the date specified herein for performance thereof shall be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

15.11Further Action.  The parties hereto shall at any time, and from time to time on and after the Closing Date, upon the request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

15.12Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties hereto, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

15.13No Recording.  Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

15.14Third Party Beneficiary.  The provisions of this Agreement are not intended to benefit any parties other than Seller and Buyer.

15.15No Recording or Lis Pendens.  The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and except as required to enforce its rights of specific performance under Section 10.1,  Buyer agrees not to file any lis pendens or other instrument against any Constituent Property in connection herewith.  In furtherance of the foregoing, Buyer (i) acknowledges that the filing of a lis pendens or other evidence of Buyer’s rights or the existence of this Agreement against any Constituent Property, could cause significant monetary and other damages to Seller and (ii) hereby indemnifies Seller from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Buyer of any of Buyer’s obligations under this Section 15.15.  The provisions of this Section 15.15 shall survive the termination of this Agreement.

15.16Business Day.  As used herein, a business day shall mean any day other than Saturday, Sunday or other day that commercial banks in the State in which the Properties are located are authorized or required to close under applicable law.  Notwithstanding the foregoing, Buyer and Seller expressly acknowledge and agree that the Friday after Thanksgiving shall in no event be deemed a business day under this Agreement.  In the event that the expiration of any time period hereunder, including, without limitation, the Due Diligence Period shall expire on a non-business day, then such time period shall be extended until the close of business on the next following business day.

15.17No Special Relationship Between Seller and Buyer.    Buyer and Seller acknowledge and agree that the relationship between Buyer and Seller is solely a commercial relationship, and the execution of this Agreement by Buyer and Seller shall not create (and neither Buyer nor Seller intends to create) any relationship of principal and agent between Buyer and Seller, or any partnership or joint venture relationship between Buyer and Seller.  Neither Buyer nor Seller shall be deemed to be a fiduciary of the other party.

15.18Submission to Jurisdiction.   BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, STATE OF NEW YORK OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.   THE PROVISIONS OF THIS SECTION 15.18 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

15.19Waiver of Jury Trial.   BUYER AND SELLER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM, OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BUYER AND SELLER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  SELLER OR BUYER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BUYER OR SELLER, AS APPLICABLE.  THE PROVISIONS OF THIS SECTION 15.19 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

15.20No Third Party Beneficiaries.  BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER OR SELLER.  EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES INTENTIONS.

15.21Transition Agreement.   Buyer and Seller shall work together in good faith to agree upon a form of transition agreement (the “TSA”) for the post-Closing operation and maintenance of the Properties.  Buyer and Seller shall endeavor to agree upon the form of Transition Agreement prior to the expiration of the Due Diligence Period.   The parties acknowledge and agree that the execution of a TSA shall not be a condition to Closing for either party.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed on the respective dates specified below.

SELLER:		BUYER:

RVT PR MEZZ BORROWER 1 LLC,		KILDARE ACQUISITIONS US, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/John M. Cattonar	By:	/s/Nicholas V. Colonna
Print:	John M. Cattonar	Print:	Nicholas V. Colonna
Title:	Senior Vice President of Investments	Title:	Authorized Signatory

Date: June 30, 2021		Date: June 30, 2021

RETAIL VALUE INC., an Ohio corporation

By:	/s/John M. Cattonar
Print:	John M. Cattonar
Title:	Senior Vice President of Investments

Date: June 30, 2021

ESCROW CONSENT AND ACKNOWLEDGMENT

The undersigned agrees to act as the Escrow Agent for the transaction described in the above Agreement as provided herein.  The undersigned agrees to hold and deliver the Earnest Deposit in accordance with the terms of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

Escrow No.	By:	/s/ Rebecca S. Groetsch
	(Print Name)	Authorized Representative

Date: June 30, 2021

List of Schedules and Exhibits

Schedule 2	Allocable Purchase Price
Schedule 5.1(a)-1	Filed Rent Litigation
Schedule 5.1(a)-2	Pre-Litigation Matters
Schedule 5.1(a)-3	Tenants in Default
Schedule 5.1(c)	Marketing Funds
Schedule 5.1(f)	Termination Fees
Schedule 5.6	Security Deposits
Schedule 5.7	Leasing Incentives
Schedule 6.4(a)	Major Tenants
Schedule 6.5	Exceptions to Covenants
Schedule 8.1	Due Diligence Materials
Schedule 9.1	Exceptions/Qualifiers to Seller’s Representations and Warranties
Schedule 9.1(h)	Current Litigation
Schedule 9.1(x)	Tenant Defaults
Schedule 9.1(z)	Rent Roll
Schedule 14.1(e)	List Of Tax Returns
Schedule 14.1(h)	Tax Basis in Properties
Exhibit A-1	Legal Description – Plaza Del Atlantico
Exhibit A-2	Legal Description – Plaza Del Sol
Exhibit A-3	Legal Description – Plaza Cayey
Exhibit A-4	Legal Description – Plaza Rio Hondo
Exhibit A-5	Legal Description – Plaza Escorial
Exhibit A-6	Legal Description – Plaza Isabela
Exhibit A-7	Legal Description – Plaza Wal-Mart
Exhibit A-8	Legal Description – Plaza Del Norte
Exhibit A-9	Legal Description – Plaza Fajardo
Exhibit A-10	Legal Description – Isabela II
Exhibit B-1	Site Plan – Plaza Del Atlantico
Exhibit B-2	Site Plan – Plaza Del Sol
Exhibit B-3	Site Plan – Plaza Cayey
Exhibit B-4	Site Plan – Plaza Rio Hondo
Exhibit B-5	Site Plan – Plaza Escorial
Exhibit B-6	Site Plan – Plaza Isabela
Exhibit B-7	Site Plan – Plaza Wal-Mart
Exhibit B-8	Site Plan – Plaza Del Norte
Exhibit B-9	Site Plan – Plaza Fajardo
Exhibit B-10	Site Plan – Isabela II
Exhibit C-1	Schedule of Leases
Exhibit C-2	Schedule of Temporary Occupancy and Ancillary Agreements
Exhibit C-3	Schedule of Assumed Contracts
Exhibit D	Form of Tenant Notice Letters
Exhibit E	Form of Tenant Estoppel
Exhibit F	Form of Title Affidavit
Exhibit G	Form of Assignment
Exhibit H	Form of Bringdown Certificate
Exhibit I	Form of Assignment and Assumption of Solar Lease Obligations
Exhibit J	Form of Non-Imputation Affidavit